Registration No. 000-54136

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or 12(g) of the Securities Exchange Act of 1934

CONTANGO ORE, INC.

(Exact name of registrant as specified in its charter)

Delaware	27-3431051
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

3700 Buffalo Speedway, Suite 960

Houston, Texas 77098

(Address of principal executive offices)

(713) 960-1901

(Registrant’s telephone number, including area code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
NONE	N/A

Securities registered pursuant to Section 12(g) of the Act:

COMMON STOCK, $0.01 par value

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

All references to the “Company”, “CORE”, “we”, “our” and “us” used in this Registration Statement on Form 10 (“Form 10”) are to Contango ORE, Inc.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This Registration Statement contains forward-looking statements regarding the Company that are based on the Company’s current expectations and includes statements regarding estimates of future production, future results of operations, quality and nature of the asset base, the assumptions upon which estimates are based and other expectations, beliefs, plans, objectives, assumptions, strategies or statements about future events or performance (often, but not always, using words such as “expects”, “projects”, “anticipates”, “plans”, “estimates”, “potential”, “possible”, “probable”, or “intends”, or stating that certain actions, events or results “may”, “will”, “should”, or “could” be taken, occur or be achieved). Forward-looking statements are based on current expectations, estimates and projections that involve a number of risks and uncertainties, which could cause actual results to differ materially from those reflected in the statements. These risks include, but are not limited to, the risks associated with exploring for gold and rare earth materials (for example, risks involving unanticipated geological conditions related to exploring and mining; the uncertainty of any reserve estimates; the uncertainty of estimates and projections relating to any future production, costs and expenses; potential delays or changes in plans with respect to exploration or development projects or capital expenditures; health, safety and environmental risks and risks related to weather such as the arctic freeze, extremely cold temperatures and natural disasters); uncertainties as to the availability and cost of financing; fluctuations in supply and demand for gold and rare earth elements; inability of our management team to execute its plans to meet its goals, and the possibility that government policies may change or governmental approvals may be delayed or withheld. Investors are cautioned that any forward-looking statements are not guarantees of future performance and actual results or developments may differ materially from the projections in the forward-looking statements. Forward-looking statements are based on the estimates and opinions of management at the time the statements are made, but they are open to a wide range of uncertainties and business risks, including the risks described under “Item 1A – Risk Factors.” The Company does not assume any obligation to update forward-looking statements should circumstances or management’s estimates or opinions change.

Item 1.	BUSINESS.

General

The Company was formed on September 1, 2010 as a Delaware corporation registered to do business in Alaska for the purpose of engaging in exploration in the State of Alaska for (i) gold and associated minerals and (ii) rare earth elements. The Company is a wholly-owned subsidiary of Contango Oil & Gas Company (“Contango”).

Contango Mining Company (“Contango Mining”) was formed on October 15, 2009 as a Delaware corporation registered to do business in Alaska for the purpose of engaging in exploration in the State of Alaska for (i) gold and associated minerals and (ii) rare earth elements. Contango Mining is also a wholly-owned subsidiary of Contango. The Company will acquire properties held by Contango Mining, will succeed to the business of Contango Mining, and will assume all assets and liabilities of Contango Mining. As a result, references that describe the operations of the Company, include the operations of Contango Mining.

Contango Mining holds leasehold interests in approximately 647,000 acres from the Tetlin Village Council, the council formed by the governing body for the Native Village of Tetlin, an Alaska Native Tribe (“Tetlin Lease”) and holds 12,000 acres in unpatented mining claims from the State of Alaska for the exploration of gold and associated minerals (together with the Tetlin Lease, the “Gold Properties”). Contango Mining also holds interests in and to 3,520 acres in unpatented Federal mining claims and 97,280 acres in unpatented mining claims from the State of Alaska for the exploration of rare earth elements (the “REE Properties”, and together with the Gold Properties, the “Properties”). Contango Mining acquired a 50% interest in the Properties from Juneau Exploration, L.P., (“JEX”) in exchange for $1 million and a 1% overriding royalty interest under a Joint Exploration Agreement dated as of September 29, 2009 (the “Joint Exploration Agreement”). As of September 15, 2010, Contango Mining acquired the remaining 50% interest in the Properties by increasing the overriding royalty interest in the Properties granted to JEX to 3% pursuant to an Amended and Restated Conveyance of Overriding Royalty Interest (the “Amended ORRI Agreement”), and JEX and Contango Mining terminated the Joint Exploration Agreement.

Distribution of Company Stock

The Company anticipates that Contango will distribute the Company’s common stock to Contango’s stockholders of record as of October 15, 2010, promptly after the effective date of this Form 10 (the “Distribution”) on the basis of one share of common stock for each ten (10) shares of Contango’s common stock then outstanding. Immediately prior to the Distribution, Contango Mining will assign the Properties and related assets and liabilities to Contango, which will contribute the Properties and related assets together with $3.5 million in cash to the Company pursuant to the terms of a Contribution Agreement between Contango and the Company (“Contribution Agreement”).

Our Business

We are a Houston-based company, whose primary business is to explore in the State of Alaska for (i) gold ore and associated minerals, and (ii) rare earth elements. We expect to initially have three part time employees.

We have leased or have control over properties in the State of Alaska totaling approximately 759,800 acres for the exploration of gold and associated minerals and rare earth elements. We anticipate that from time to time we will acquire additional acreage in Alaska for the exploration of gold and associated minerals and rare earth elements through leases or obtaining additional mining claims. Our exploration strategy is predicated upon two core beliefs: (1) that the only competitive advantage in a commodity-based business is to be among the lowest cost producers and (2) that virtually all the mining industry’s value creation occurs through the discovery of mineral deposits that can be developed to the state of a commercially viable producing mine. While we do not have previous experience in the gold or rare earth element industries, we plan to focus our business strategy on the following elements:

Using our limited capital availability to increase our reward/risk potential on selective prospects. We will concentrate our risk investment capital in our prospects in Alaska. We have leased approximately 647,000 acres and control another 12,000 acres consisting of 126 unpatented State of Alaska mining claims in Eastern Alaska for the exploration of gold and associated minerals. We also own 3,520 acres consisting of 176 unpatented Federal mining claims and 97,280 acres consisting of 608 unpatented State of Alaska mining claims for the exploration of rare earth elements. Exploration prospects are inherently risky as they require large amounts of capital with no guarantee of success.

Our strategic initiatives are to undertake cost efficient and effective exploration activities to discover mineralization and potential mineral reserves which may enhance the value of our properties. If we are successful in our exploration activities, we may consider a joint venture or sales of our Properties to qualified mining companies. Under the terms of the Contribution Agreement, Contango will fund the Company with $3.5 million to pay for exploration and development costs of our gold and rare earth element prospects.

Alliance with JEX. JEX is a private company formed primarily for the purpose of assembling natural gas and oil prospects. Contango has previously contracted with JEX to conduct exploration activities for oil and gas reserves primarily in the Gulf of Mexico. JEX has been responsible in securing and negotiating the Tetlin Lease and assisting in obtaining the Properties and initially engaged Avalon Development Corporation, an Alaska-domiciled domestic corporation (“Avalon”) to conduct mineral exploration activities of the Tetlin Properties. JEX will continue to assist us in acquiring additional acreage in Alaska and provide other consulting services to the Company. We do not have a written agreement with JEX which contractually obligates them to provide us with their services. We anticipate providing JEX with an additional overriding royalty interest in property where JEX assists in the acquisition of such property.

Consulting Services Provided by Avalon. We have entered into a Professional Services Agreement with Avalon to conduct certain geological consulting services and exploration activities on the Properties. Avalon is a Fairbanks, Alaska based mineral exploration consulting firm, which has conducted mineral exploration in Alaska since 1985. Avalon’s mineral exploration services include pre-field planning, in-progress evaluation/modification and post-field critical review. Avalon’s exploration team has identified or conducted discovery drilling on several gold deposits in Alaska and has completed digital geographic information systems (“GIS”) compilations of the Tintina Gold Belt, a regional-scale mineral province stretching from southwestern Alaska to the southern Yukon Territory. Avalon also has experience exploring for copper, nickel and platinum group elements (“Cu-Ni-PGE”) deposits and also created a comprehensive GIS compilation of PGE prospects in Alaska, an internally-owned database that contains data on over 200 PGE occurrences in Alaska. In 2002, Avalon expanded its digital database to the identification and acquisition of rare earth element prospects in Alaska. Avalon will continue to work in conjunction with the Company to identify new properties and will conduct the initial exploration for such properties.

If any exploratory work on the Properties should prove successful, the Company could develop a wholly-owned mining operation entity to conduct mining operations, contract with mining companies to extract mineral ore from our Properties or enter into a joint venture with or sale of our Properties to an established mining company.

Structuring Incentives to Drive Behavior. We believe that equity ownership aligns the interests of our consultants, executives and directors with those of our stockholders. Immediately prior to the Distribution, the Company’s directors and officers will receive restricted shares of common stock equal to 4.5% of the aggregate shares of common stock being distributed to the stockholders of Contango. The Company’s directors and officers initially will not receive any cash compensation for their work for the Company. Following the Distribution, the Company’s directors and executive officers will beneficially own or have voting control over approximately 22% of our common stock. In addition, our major consultant for geological and exploration activities, Avalon will receive restricted shares of our common stock equal to 1.5% of the aggregate shares of common stock being distributed to the stockholders of Contango. All shares of restricted stock will vest over three years, beginning with the one-year anniversary of the date the shares were granted.

Maximize Value Creation per Share. We believe that the primary objective of a business is to maximize value creation per share. As a result, we intend to limit the number of new shares issued in any future fund raising and keep grants of stock options to our directors, officers and Avalon to a minimum.

We are an exploration stage company, and none of the Properties that we own or control contain any known reserves or mineralized material. The Properties are at an early stage of exploration, and even if mineral reserves are discovered, they may not be commercially viable. A significant amount of additional work and at least another two years is likely required in the exploration of our Properties before any determination as to the economic feasibility of a mining venture can be made. Due to the harsh climate in Alaska, our work months are restricted to May through October.

Exploration and Mining Property

Exploration and mining rights in Alaska may be acquired in the following manner: public lands, private fee lands, unpatented Federal or State of Alaska mining claims, patented mining claims, and tribal lands. The primary sources for acquisition of these lands are the United States government, through the Bureau of Land Management and the United States Forest Service, the Alaskan state government, tribal governments, and individuals or entities who currently hold title to or lease government and private lands.

The Federal government owns public lands that are administered by the Bureau of Land Management or the United States Forest Service. Ownership of the subsurface mineral estate can be acquired by staking a twenty (20) acre mining claim granted under the General Mining Law of 1872, as amended (the “General Mining Law”). The Federal government still owns the surface estate even though the subsurface can be controlled with a right to extract through claim staking. Private fee lands are lands that are controlled by fee-simple title by private individuals or corporations. These lands can be controlled for mining and exploration activities by either leasing or purchasing the surface and subsurface rights from the private owner. Patented mining claims are claims that were staked under the General Mining Law, and through application and approval the owners were granted full private ownership of the surface and subsurface estate by the Federal government. These lands can be acquired for exploration and mining through lease or purchase from the owners. In order to acquire a patent, an applicant must, among other things, prove that improvements have been made on the land of not less than $500, pay a fee of five dollars ($5) per acre, and identify and describe the mineral deposit located in the land. Unpatented mining claims located on public land owned by another entity can be controlled by leasing or purchasing the claims outright from the owners.

With respect to unpatented mining claims, the Federal or applicable state government continues to hold the fee interest in real property while allowing private parties to stake claims for exploration, development and commercial extraction of minerals with rights of ingress and egress on the real property. Unpatented claims give the claimant the exclusive right to explore for and to develop the underlying minerals and use the surface for such purpose. However, the claimant does not own title to either the minerals or the surface, and the claim is subject to annual assessment work requirements and the payment of annual rental fees which are established by the governing authority of the land on which the claim is located. Unpatented mining claims are generally considered to be subject to greater title risk than other real property interests because the validity of unpatented mining claims is often uncertain, due to the complex Federal and state laws and regulations that supplement the General Mining Law. Also, unpatented mining claims and related rights, including rights to use the surface are subject to challenges by third parties or contests by the Federal or applicable state government. In addition, there are few public records that definitively determine the issues of validity and ownership of unpatented state mining claims. Our mining claims on land belonging to the State of Alaska have no opportunity to be patented. Rights to deposits of minerals on Alaska state land that is open to claim staking may be acquired by discovery, location and recording as prescribed in Alaska state statutes (AS 38.05.185 – 38.05.280). The State of Alaska requires holders of unpatented mining claims to perform annual assessment work and pay an annual fee on the claims in order to maintain the claimant’s title to the mining rights in good standing. State of Alaska unpatented mining claims are subject to a title reservation of 3% net profits royalty for all mineral production on net mining income of $100,000 or more. Mining claims located on State of Alaska lands cannot be deeded to the claimant.

Tribal lands are those lands that are under control by sovereign Native American tribes or Alaska Native corporations established by the Alaska Native Claims Settlement Act of 1971 (ANSCA). Areas that show promise for exploration and mining can be leased or joint ventured with the tribe controlling the land.

State of Alaska Exploration

Contango Mining was formed October 15, 2009 for the purpose of engaging in mineral exploration in Alaska. JEX entered into the Tetlin Lease in the State of Alaska with the Tetlin Village Council effective as of July 15, 2008 in order to conduct exploration activities for gold ore and other associated minerals and sold a 50% interest in the Tetlin Lease to Contango Mining in exchange for $1 million and a 1% overriding royalty interest. As of September 15, 2010 we acquired the remaining 50% interest in the Tetlin Lease from JEX in exchange for increasing the overriding royalty interest held by JEX to three percent (3%) pursuant to the Amended ORRI Agreement. Following the Distribution, the Company will have an interest in approximately 759,800 acres, 659,000 acres upon which predecessors of the Company commenced conducting gold exploration activities beginning in 2009, and 100,800 acres upon which the Company will conduct rare earth mineral exploration activities. See Item 3 – “Properties” for additional information regarding the Properties.

JEX originally entered into the Tetlin Lease to explore for oil, gas and other mineral reserves. In conducting preliminary drilling work on the Tetlin Properties, JEX began to explore the Tetlin Properties for mineral deposits and engaged Avalon to continue exploratory drilling activities. JEX sold a 50% leasehold interest in the Tetlin Properties to Contango Mining for a purchase price of $1 million.

With respect to the acquisition of our REE Properties, Contango developed an interest in rare earth elements because of the increasing demand for products using rare earth elements, and based upon the preliminary surveys conducted by the United States Geological Survey and subsequently reviewed and analyzed by Avalon, Contango and JEX staked state and federal mining claims and has engaged Avalon to conduct preliminary exploratory activities for rare earth elements in Alaska.

Gold Mining

In 2009, exploration activities were conducted over our leasehold interests in Alaska, which consists of approximately 647,000 acres leased from the Tetlin Village Council (the “Tetlin Properties”), 11,360 acres of State of Alaska unpatented mining claims near Tok, Alaska, which are contiguous with the Tetlin Properties and another 640 acres of State of Alaska unpatented mining claims that are non-contiguous with the Tetlin Properties but are located on the same trend of mineral ore. In our 2009 exploration program, we collected a total of 1,096 rock, soil, pan concentrate and stream silt samples from our Tetlin Properties. Of this total, 348 samples showed measurable amounts of gold with 30 samples showing measured gold of 500 parts per billion (“ppb”) or higher.

In our 2010 exploration program, we collected a total of 1,884 rock, soil, pan concentrate and stream silt samples from our Tetlin Properties. Of this total, 910 samples showed measurable amounts of gold with 54 samples showing gold concentrations greater than 500 ppb. We also ran ground geophysical surveys with induced polarization (IP) which measures the conductivity/resistivity of underlying sub-surface rocks. Conductivity indicates the presence of metals. Based on our geology and IP results, we are reviewing our options for our 2011 exploration program. Our current plan is to fly airborne magnetic, electromagnetic, and radiometrics early next summer.

Gold is used for jewelry, coinage and bullion as well as various industrial and electronic applications. Gold can be readily sold on numerous markets throughout the world. Benchmark prices are generally based on the average London Bullion Market Association price for a specified month near the month of shipment.

Rare Earth Elements

The term “rare earth” is actually a misnomer. Rare earth elements are not in fact rare, as they are found in low concentrations throughout the earth’s crust. There are relatively few locations, however, where rare earth elements (“REEs”) are currently being economically mined and processed outside of China. Our decision to explore for REEs is based on our belief that REEs will become increasingly valuable as the world moves to embrace alternative “green” forms of energy such as wind turbines and advanced batteries which require REEs for component parts.

REEs have unique properties that have applications in several technologies, including:

•	Clean-Energy Technologies: hybrid and electric vehicles, and wind turbines

•	Defense and Homeland Security Applications: aircraft control, lasers, global positioning systems, radar, sonar, guided missiles and smart bombs

•	High-Technology Applications: microwaves, MRI testing, color televisions, motion picture studio lighting and projection

Demand for REEs is expected to increase due to increased demand for existing products that utilize rare earth elements as well as continued development of additional technologies that require application of REEs. Currently, China accounts for over 90% of the global supply for REEs and the oxides produced from REEs, and the Chinese government has begun to restrict exports of REEs and require that manufacturing of rare earth metals take place within China.

Our decision to focus our rare earth element exploration efforts in Alaska is based, in part, upon several surveys performed by the United States Geological Survey in the 1970s and 1980s. The surveys indicated strong uranium deposits as well as deposits of zirconium, beryllium, tantalum, and niobium, which are commonly found near deposits of rare earth elements.

In 2011 we expect to begin exploratory work for rare earth elements over the 100,800 acres we control in Alaska. Our exploration activities will include the following: geological surveying, geochemical sampling, geophysical surveying, geochemical evaluation for rare earth elements and two-dimensional and three-dimensional electromagnetic exploration in order to determine the existence and location of any rare earth elements.

We hold the following federal unpatented mining claims: (i) 49 unpatented mining claims near Stone Rock Bay, Alaska, totaling 980 acres, and (ii) 127 unpatented mining claims near Salmon Bay, totaling 2,540 acres, which are located near Bokan Mountain. We also control 608 State of Alaska unpatented mining claims, totaling 97,280 acres, located in the interior of Alaska. The Company believes that there has been limited exploration targeted specifically at REEs in Alaska historically, with the exception of Bokan Mountain, located on the Prince of Wales Island in Southeast Alaska.

REEs consist of the 15 elements with atomic numbers 57 to 71 (the “Lanthanide Series”), plus the elements Scandium (atomic number 21) and Yttrium (atomic number 39). REEs are separated into two categories, light rare earths (“LREEs”, consisting of atomic numbers 57-62), and heavy rare earths (“HREEs”, consisting of atomic numbers 63-71, plus Yttrium (atomic number 39)).

The following table ranks the REEs in the order of their relative abundance in the earth’s crust:

Rare-Earth Element, Symbol	Abundance (parts per million)	Atomic Number
Cerium, Ce	46.0	58
Yttrium, Y	28.0	39
Neodymium, Nd	24.0	60
Lanthanum, La	18.0	57
Samarium, Sm	6.5	62
Gadolinium, Gd	6.4	64
Praseodymium, Pr	5.5	59
Scandium, Sc	5.0	21
Dysprosium, Dy	4.5	66
Ytterbium, Yb	2.7	70
Erbium, Er	2.5	68
Holmium, Ho	1.2	67
Europium, Eu	1.1	63
Terbium, Tb	0.9	65
Lutetium, Lu	0.8	71
Thulium, Tm	0.2	69
Promethium, Pm	0.0	61

Consulting Services provided by Avalon Development Corporation

The Company is a party to a Professional Services Agreement with Avalon to provide certain geological consulting services and exploration activities with respect to the Properties. In connection with the Distribution, the Company intends to enter into an Amended and Restated Professional Services Agreement with Avalon (the “PSA”). Pursuant to the PSA, Avalon will continue to provide certain geological consulting services and exploration activities. The Company pays Avalon on a per diem basis and reimburses Avalon for its expenses pursuant to the PSA. As additional compensation, Avalon will also receive restricted shares of common stock equal to 1.5% of the aggregate shares of common stock being distributed to the stockholders of Contango. The shares will vest over three years beginning with the one-year anniversary of the date the shares were granted. Avalon has conducted mineral exploration in Alaska since 1985. Its team of engineers and geoscientists combined with its geographic information systems (GIS) database allows Avalon to synthesize existing geological, geochemical and geophysical data and identify specific target areas for ground evaluation and/or acquisition. Avalon expects to assign approximately 5 engineers and geologists to conduct exploration activities on the Properties. Work schedules will vary widely from a 7 day per week, 30-day minimum schedule for field related geologists and geological engineers to 40-hours per week schedules for geographic information system and management staff. Because the Company does not have experience exploring or evaluating gold or rare earth element prospects in Alaska, we will rely on Avalon’s experience in the State of Alaska to determine whether our exploration activities will be likely to develop commercially viable deposits.

Marketing and Pricing

Should our exploratory drilling activities prove to be successful, the Company expects to mine ore and derive its revenue principally from the sale of gold and associated minerals or rare earth elements. We may also enter into joint ventures or sell some or all of our Properties to qualified mining companies. We do not currently have a market for any minerals that may be derived from our Properties. As a result, the Company’s revenues are expected to be determined, to a large degree, by the success of our exploration and any subsequent mining activities and by prevailing prices for gold and rare earth elements. Market prices are dictated by supply and demand, and the Company cannot predict or control the price it will receive for gold ore and rare earth elements.

Adverse Climate Conditions

Climate conditions will affect the Company’s ability to conduct exploration activities and mine any ore from its Properties in Alaska. While exploratory drilling and related activities may only be conducted from May to October on certain of our Properties, the Company believes development work and any subsequent mining may be conducted year-round.

Competition

We currently face strong competition for the acquisition of exploration-stage properties as well as extraction of any minerals in Alaska. Numerous larger mining companies actively seek out and bid for mining prospects as well as for the services of third party providers and supplies, such as mining equipment and transportation equipment. Our competitors in the exploration, development, acquisition and mining business will include major integrated mining companies as well as numerous smaller mining companies, almost all of which have significantly greater financial resources and in-house technical expertise. In addition, we will compete with others in efforts to obtain financing to explore our mineral properties.

While there are few rare earth mining companies in the United States, the global rare earth mining and processing markets are competitive. China currently accounts for over 90% of rare earth mineral production and manufacturing, and should our rare earth mining efforts prove to be successful, we may not be able to implement the processing technologies and capabilities that our Chinese counterparts have already established. Our Chinese competitors may have greater financial resources, as well as other strategic advantages to maintain, improve and expand their mining programs. In addition, Chinese domestic economic policies may allow domestic companies to produce at relatively lower costs.

Competitive conditions may be substantially affected by various forms of legislation and regulation considered from time to time by the government of the United States and the State of Alaska, as well as factors that we cannot control, including international political conditions, overall levels of supply and demand for minerals, and currency fluctuations.

Government Regulation

Our mineral exploration activities are generally affected by various laws and regulations, including environmental, conservation, tax and other laws and regulations relating to the exploration of minerals. Various Federal and Alaskan laws and regulations often require permits for exploration activities and also cover extraction of minerals. In addition, our Tetlin Properties are located on land leased from the Tetlin Village Council. Federally recognized Native American tribes are independent governments, with sovereign powers, except as those powers may have been limited by treaty or by the United States Congress. Such tribes maintain their own governmental systems and often their own judicial systems and have the right to tax, and to require licenses and to impose other forms of regulation and regulatory fees, on persons and businesses operating on their lands. As sovereign nations, federally recognized Native American tribes are generally subject only to federal regulation. States do not have the authority to regulate them, unless such authority has been specifically granted by Congress, and state laws generally do not directly apply to them and to activities taking place on their lands, unless they have a specific agreement or compact with the state or federal government allowing for the application of state law. We will continue to use our best efforts to ensure that the Company is in compliance with all applicable laws and regulations but the denial of permits required to explore for or mine ore may prevent us from realizing revenues arising from the presence of minerals on our properties.

Environmental Regulation

Mining operations are subject to local, state and federal regulation governing environmental quality and pollution control, including air quality standards, greenhouse gas, waste management, reclamation and restoration of properties, plant and wildlife protection, handling and disposal of radioactive substances, and employee health and safety. Extraction of mineral ore is subject to stringent environmental regulation by state and federal authorities, including the Environmental Protection Agency. Such regulation can increase the cost of planning, designing, installing and operating mining facilities or otherwise delay, limit or prohibit planned operations.

Significant fines and penalties may be imposed for failure to comply with environmental laws. Some environmental laws provide for joint and several strict liability for remediation of releases of hazardous substances. In addition, we may be subject to claims alleging personal injury or property damage as a result of alleged exposure to hazardous substances.

Some REE deposits contain naturally occurring radioactive substances, such as thorium and uranium. The mining of REEs that contain such radioactive substances involves the handling and disposal of such substances, and accordingly we may be subject to extensive safety, health and environmental laws, regulations and permits regarding radioactive substances. Significant costs, obligations or liabilities may be incurred with respect to such requirements, and any future changes in such requirements (or the interpretation or enforcement thereof) may have a material adverse effect on our business or results of operations. Furthermore, our drilling programs may also use hazardous materials and generate hazardous and naturally occurring radioactive wastes. These and similar unforeseen impacts that our operations may have on the environment, as well as human exposure to hazardous or radioactive materials or wastes associated with our operations, could have a material adverse effect on our business, reputation, results of operation and financial condition.

The Federal Mine Safety and Health Act of 1977 and regulations promulgated thereunder as well as the State of Alaska Department of Labor and Workforce Development impose a variety of health and safety standards on numerous aspects of employee working conditions related to mineral extraction and processing operations, including the training of personnel, operating procedures and operating equipment. In addition, the Company may be subject to additional state and local mining standards. The Company believes that it currently is in compliance with applicable mining standards; however, we cannot predict whether changes in standards or the interpretation or enforcement thereof will have a material adverse effect on our business, financial condition or otherwise impose restrictions on our ability to conduct mining operations.

Federal legislation and regulations adopted and administered by the U.S. Environmental Protection Agency, Forest Service, Bureau of Land Management, Fish and Wildlife Service, Mine Safety and Health Administration, and other federal agencies, legislation such as the Federal Clean Water Act, Clean Air Act, National Environmental Policy Act, Endangered Species Act, and Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”) and various laws and regulations administered by the State of Alaska, have a direct bearing on exploration and mining operations conducted in Alaska. These regulations will make the process for preparing and obtaining approval of a plan of operations much more time-consuming, expensive, and uncertain. Plans of operation will be required to include detailed baseline environmental information and address how detailed reclamation performance standards will be met. In addition, all activities for which plans of operation are required will be subject to a new standard of review by the U.S. Bureau of Land Management, which must make a finding that the conditions, practices or activities do not cause substantial irreparable harm to significant scientific, cultural, or environmental resource values that cannot be effectively mitigated.

CERCLA generally imposes joint and several strict liability for costs of investigation and remediation and for natural resource damages, with respect to the release of hazardous substances (as designated under CERCLA) into the environment. CERCLA also authorizes the EPA, and in some cases, third parties, to take action in response to threats to the public health or the environment and to seek to recover from the potentially responsible parties the costs of such action. Our mining operations may generate wastes that fall within CERCLA’s definition of Hazardous Substances.

Employees

The Company expects to have three part-time employees. Mr. Peak is the Chairman, Chief Executive Officer and President of the Company and will be responsible for the management of the Company. Mr. Castro is the Vice President, Chief Financial Officer and Secretary of the Company and will be responsible for the financial affairs of the Company. Ms. Makalskaya is the Vice President and Controller of the Company and will be responsible for the Company’s accounting. The Company expects that Mr. Peak will devote seven (7) hours per week to the Company’s business and Mr. Castro and Ms. Makalskaya will each devote fifteen (15) hours per week to the Company’s business. The Company also expects to use the services of independent consultants and contractors, including JEX, to perform various professional services, including land acquisition, legal, environmental and tax services. JEX will have two employees who are a land man and an engineer, respectively, and will devote an aggregate of 8 hours per week to the Company’s business. In addition, the Company expects to utilize the services of independent contractors, including Avalon, to perform geological, exploration and drilling operation services and independent third party engineering firms to evaluate any reserves.

Available Information

You may read and copy all or any portion of this registration statement and the exhibits and schedules that were filed with this registration statement without charge at the office of the Securities and Exchange Commission (the “SEC”) in Public Reference Room, 100 F Street NE, Washington, DC, 20549. Copies of the registration statement may be obtained from the SEC at prescribed rates from the Public Reference Section of the SEC at the above address. Information regarding the operation of the public reference rooms may be obtained by calling the SEC at 1-800-SEC-0330. In addition, registration statements and certain other filings made with the SEC electronically are publicly available through the SEC’s website at http://www.sec.gov. This registration statement, including all exhibits and amendments to the registration statement, has been filed electronically with the SEC.

Upon effectiveness of this registration statement, we will become subject to the information and periodic reporting requirements of the Securities and Exchange Act of 1934, as amended, and, in accordance therewith, will file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information will be available for inspection and copying at the public reference facilities and web site of the SEC.

We intend to furnish our stockholders with annual reports on Form 10-K containing audited consolidated financial statements and make available quarterly reports for the first three fiscal quarters of each fiscal year containing unaudited interim consolidated financial information.

Item 1A.	RISK FACTORS

In addition to other information set forth elsewhere in this Registration Statement, you should carefully consider the following factors when evaluating the Company. An investment in the Company is subject to risks inherent in our business. The trading price of the shares of the Company is affected by the performance of our business relative to, among other things, competition, market conditions and general economic industry conditions. The value of an investment in the Company may decrease, resulting in loss. The risk factors below are not all inclusive.

Risks Relating to Our Business

We have no revenue to date from our mining properties, which may negatively impact our ability to achieve our business objectives.

Since the acquisition of the Properties in the fall of 2009 and spring of 2010, we and our predecessors have conducted only very limited exploration activities and to date have not, discovered any commercially viable mineral deposits. Our ability to become profitable will be dependent on the receipt of revenues from the extraction of minerals greater than our operational expenses. We and our predecessors have carried on our business of exploring our Properties at a loss since our inception and expect to continue to incur losses unless and until such time as one of our Properties enters into commercial production and generates sufficient revenues to fund our continuing operations. The amounts and timing of expenditures will depend on the progress of ongoing exploration, the results of consultants’ analysis and recommendations, the rate at which operating losses are incurred, and other factors, many of which are beyond our control. Whether any mineral deposits we discover would be commercially viable depends on a number of factors, which include, without limitation, the particular attributes of the deposit, market prices for the minerals, and governmental regulations. If we cannot discover commercially viable deposits or commence actual mining operations, we may never generate revenues and will never become profitable.

The Properties in which we have an interest do not have any proven or probable reserves and we may never identify any commercially exploitable mineralization.

None of our Properties have any proven or probable reserves. To date, we have engaged in only limited preliminary exploration activities on the Properties, and our exploration activities of our REE Properties are based upon prior preliminary surveys conducted by the Federal government. Accordingly, we do not have sufficient information upon which to assess the ultimate success of our exploration efforts. There is no assurance that we may ever locate any mineral resources on our Properties or if we find mineral resources, they may not be in economic quantities. Additionally, even if we find minerals in sufficient quantities to warrant recovery, such recovery may not be economically profitable. Mineral exploration is highly speculative in nature, involves many risks and is frequently non-productive. Unusual or unexpected geologic formations and the inability to obtain suitable or adequate machinery, equipment or labor are risks involved in the conduct of exploration programs. If we do not establish reserves, we will be required to curtail or suspend our operations, in which case the market value of our common stock will decline, and you may lose all of your investment.

The probability of an individual prospect ever having reserves is extremely remote.

The probability of finding economic mineral reserves on any of our Properties is extremely small. It is common to spend millions of dollars on a potential project and complete many phases of exploration and still not obtain mineral reserves that can be economically exploited. Therefore, the chances of our Properties ever having mineral reserves and recovering any funds spent on exploration is extremely remote.

Our Properties are located in the remote regions of Alaska and exploration activities may be limited by climate and limited access and existing infrastructure.

Our focus is on the exploration of our Properties in the State of Alaska. The arctic climate limits exploration activities to May to October. In addition, the remote location of our Gold Properties as well as our REE Properties may limit access and increase exploration expenses. Higher costs associated with exploration activities and limitation on the annual periods in which we can carry on exploration activities will increase the costs and time associated with our planned exploration activities and could negatively affect the value of our Properties and securities.

We are highly dependent on the technical services provided by our consultant, Avalon, including the operation and maintenance of the Properties and exploratory drilling activities, and could be seriously harmed if Avalon terminated the services with us or became otherwise unavailable.

Because we expect to have only three part-time employees, none of whom are mineral geoscientists or have experience in the mining industry, we will depend upon our consultant, Avalon, for the success of our exploration projects and expect to remain so for the foreseeable future. Our ability to continue conducting exploration activities is in large part dependent upon the efforts of our consultant. As a result, we have little control over the exploratory operations on the Properties. In addition, highly qualified explorationists and engineers are difficult to attract and retain. As a result, the loss of the services of our consultant could have a material adverse effect on us and could prevent us from pursuing our business plan.

We are dependent on the services provided by JEX, including the acquisition of additional acreage, and could be seriously harmed if JEX terminated its services or became otherwise unavailable.

We are dependent upon JEX for assistance in acquiring additional acreage for our exploration projects in Alaska and expect to remain so for the foreseeable future. We do not have a written agreement with JEX which contractually obligates them to provide us with their services in the future. As a result, the loss of the services of JEX could have a material adverse effect on us and could prevent us from pursuing our business plan.

Our ability to successfully execute our business plan is dependent on our ability to obtain adequate financing.

Our business plan, which includes the drilling of exploration prospects, will require substantial capital expenditures. We will require financing to fund our planned explorations and will soon be required to raise additional capital. Our ability to raise capital will depend on many factors, including the status of our exploration program and the status of various capital and industry markets at the time we seek such capital. Accordingly, we cannot be certain that financing will be available to us on acceptable terms, if at all. In the event additional capital resources are unavailable, we may be required to curtail our exploration and development activities or be forced to sell some of our Properties in an untimely fashion or on less than favorable terms.

Concentrating our capital investment in the State of Alaska increases our exposure to risk.

We expect to focus our capital investments in gold and rare earth mineral prospects in the State of Alaska. However, our exploration prospects in Alaska may not lead to any revenues or we may not be able to drill for mineral deposits at anticipated finding and development costs due primarily to financing and environmental uncertainties. Should we be able to make an economic discovery on our Properties, we would then be solely dependent upon a single mining operation for our revenue and profits.

We will rely on the accuracy of the estimates in reports provided to the Company by outside consultants and engineers.

We have no in house mineral engineering capability, and therefore will rely on the accuracy of reserve reports provided to us by our independent third party consultants. If those reports prove to be inaccurate, our financial reports could have material misstatements. Further, we will use the reports of our independent consultants in our financial planning. If the reports prove to be inaccurate, we may also make misjudgments in our financial planning.

Exploration activities involve a high degree of risk, and our participation in exploratory drilling activities may not be successful.

Our future success will largely depend on the success of our exploration drilling program. Participation in exploration drilling activities involves numerous risks, including the significant risk that no commercially marketable minerals will be discovered. The mining of minerals and the manufacture of mineral products involves numerous hazards, including:

•	Ground or slope failures;

•	Pressure or irregularities in formations affecting ore or wall rock characteristics;

•	Equipment failures or accidents;

•	Adverse climate conditions;

•	Compliance with governmental requirements and laws, present and future;

•	Shortages or delays in the availability and delivery of equipment; and

•	Lack of adequate infrastructure, including access to roads, electricity and available housing.

Poor results from our drilling activities would materially and adversely affect our future cash flows and results of operations.

We have no assurance of title to our Properties.

We hold approximately 109,280 acres in the form of State of Alaska unpatented mining claims, for both gold and REE exploration. We also hold approximately 3,520 acres in unpatented U.S. federal mining claims. Unpatented mining claims are unique property interests, in that they are subject to the paramount title of, the State of Alaska or the U.S. federal government, as applicable, and rights of third parties to uses of the surface within their boundaries, and are generally considered to be subject to greater title risk than other real property interests. The rights to deposits of minerals lying within the boundaries of the unpatented state claims are subject to Alaska Statues 38.05.185 – 38.05.280, and are governed by Alaska Administrative Code 11 AAC 86.100 – 86.600. The validity of all State of Alaska unpatented mining claims is dependent upon inherent uncertainties and conditions. These uncertainties relate to matters such as:

•	The existence and sufficiency of a discovery of valuable minerals;

•	Proper posting and marking of boundaries in accordance with state statutes;

•	Making timely payments of annual rentals for the right to continue to hold the mining claims in accordance with state statutes;

•	Whether sufficient annual assessment work has been timely and properly performed; and

•	Possible conflicts with other claims not determinable from descriptions of records.

The validity of an unpatented mining claim also depends on (1) the claim having been located on Alaska state land open to appropriation by mineral location, which is the act of physically going on the land and making a claim by putting stakes in the ground, (2) compliance with all applicable state statutes in terms of the contents of claim location notices or certificates and the timely filing and recording of the same, (3) timely payment of annual claim rental fees, and (4) the timely filing and recording of proof of annual assessment work. In the absence of a discovery of valuable minerals, the ground covered by an unpatented mining claim is open to location by others unless the owner is in actual possession of and diligently working the claim. The unpatented state mining claims we own or control may be invalid, or the title to those claims may not be free from defects. In addition, the validity of our claims may be contested by the Alaska state government or challenged by third parties.

With respect to our Tetlin Properties, we retained title lawyers to conduct a general examination of title to the mineral interest prior to executing the lease. Prior to conducting any mining activity, however, we will obtain a full title review of the applicable lease to identify more fully any deficiencies in title to the lease and, if there are deficiencies, to identify measures necessary to cure those defects to the extent reasonably possible. However, such deficiencies may not be cured by us. It does happen, from time to time, that the examination made by title lawyers reveals that the title to the Properties are defective, having been obtained in error from a person who is not the rightful owner of the mineral interest desired. In these circumstances, we may not be able to proceed with our exploration and development of the lease site or may incur costs to remedy a defect. It may also happen, from time to time, that we may elect to proceed with drilling despite defects to the title identified in a title opinion.

We have entered into the Tetlin Lease with a Native American tribe for the exploration of gold and associated minerals. The enforcement of contractual rights against Native American tribes with sovereign powers may be difficult.

Federally recognized Native American tribes are independent governments with sovereign powers, except as those powers may have been limited by treaty or the United States Congress. Such tribes maintain their own governmental systems and often their own judicial systems and have the right to tax, and to require licenses and to impose other forms of regulation and regulatory fees, on persons and businesses operating on their lands. As sovereign nations, federally recognized Native American tribes are generally subject only to federal regulation. States do not have the authority to regulate them, unless such authority has been specifically granted by Congress, and state laws generally do not directly apply to them and to activities taking place on their lands, unless they have a specific agreement or compact with the state or federal government allowing for the application of state law. Our Tetlin Lease provides that it will be governed by applicable federal law and the law of the State of Alaska. We cannot assure you, however, that this choice of law clause would be enforceable, leading to uncertain interpretation of our rights and remedies under the Tetlin Lease.

Federally recognized Native American tribes also generally enjoy sovereign immunity from lawsuit similar to that of the states and the United States federal government. In order to sue a Native American tribe (or an agency or instrumentality of a Native American tribe), the Native American tribe must have effectively waived its sovereign immunity with respect to the matter in dispute. Moreover, even if a Native American tribe effectively waives its sovereign immunity, there exists an issue as to the forum in which a lawsuit can be brought against the tribe. Federal courts are courts of limited jurisdiction and generally do not have jurisdiction to hear civil cases relating to matters concerning Native American lands or the internal affairs of Native American governments. Federal courts may have jurisdiction if a federal question is raised by the lawsuit, which is unlikely in a typical contract dispute. Diversity of citizenship, another common basis for federal court jurisdiction, is not generally present in a suit against a tribe because a Native American tribe is not considered a citizen of any state. Accordingly, in most commercial disputes with tribes, the jurisdiction of the federal courts, may be difficult or impossible to obtain. Our Tetlin Lease contains a provision in which the Tetlin Village Council expressly waives its sovereign immunity to the limited extent necessary to permit judicial review in the courts in Alaska of certain issues affecting the Tetlin Lease.

Competition in the mineral exploration industry is intense, and the Company is smaller and has a much more limited operating history than most of its competitors.

We will compete with a broad range of mining companies with far greater resources in our exploration activities. Several mining companies concentrate drilling efforts on one type of mineral and thus may enjoy economies of scale and other efficiencies. However, our drilling strategies include both mining of gold ore and rare earth elements. As a result, we may not be able to compete with such companies. We will also compete for the equipment and labor required to operate and to develop our Properties if our exploration activities are successful. Most of our competitors have substantially greater financial resources than we do. These competitors may be able to evaluate, bid for and purchase a greater number of properties and prospects than we can. In addition, most of our competitors have been operating for a much longer time than we have and have substantially larger staffs. Gold and rare earth minerals processing requires complex and sophisticated processing technologies. We have no experience in the minerals processing industry.

We have only owned mining properties since the acquisition by our predecessors of the Properties in 2009 and 2010. Furthermore, no member of our management has any technical training or experience in minerals exploration or mining. Because of our limited operating history, we have limited insight into trends that may emerge and affect our business. We may make errors in predicting and reacting to relevant business trends and will be subject to the risks, uncertainties and difficulties frequently encountered by early-stage companies in evolving markets such as ours. We may not be able to compete effectively with more experienced companies or in such a highly competitive environment.

With respect to our rare earth mining activities, the Chinese have been exploring for, mining and producing rare earth minerals long before our entry into the industry, and therefore have far greater financial capabilities, as well as other processing technologies and resources to improve and expand their facilities. Additionally, the Chinese have enjoyed economies of scale and favorable domestic policies. We may not be able to overcome any strategic advantages our Chinese competitors may have over us.

The mining industry is historically a cyclical industry and market fluctuations in the prices of minerals could adversely affect our business.

Prices for minerals tend to fluctuate significantly in response to factors beyond our control. These factors include:

•	global economic conditions;

•	domestic and foreign tax policy;

•	the price of foreign imports of gold and rare earth elements, and products derived from the foregoing;

•	the cost of exploring for, producing and processing mineral ore;

•	available transportation capacity; and

•	the overall supply and demand for minerals.

Changes in commodity prices would directly affect revenues and may reduce the amount of funds available to reinvest in exploration and development activities. Reductions in mineral prices not only reduce revenues and profits, but could also reduce the quantities of reserves that are commercially recoverable. Declining metal prices may also impact our operations by requiring a reassessment of the commercial feasibility of any of our drilling programs.

Because our sole source of revenue will be the sale of gold and rare earth minerals if our exploration efforts are successful, changes in demand for, and the market price of, gold and rare earth minerals could significantly affect our profitability. The value and price of our common stock may be significantly affected by declines in the prices of gold and rare earth minerals and products.

Gold prices fluctuate widely and are affected by numerous factors beyond our control such as interest rates, exchange rates, inflation or deflation, fluctuation in the relative value of the United States dollar against foreign currencies on the world market, global and regional supply and demand for gold, and the political and economic conditions of gold producing countries throughout the world.

Demand for rare earth minerals may also be impacted by fluctuations in demand for downstream products incorporating rare earth minerals, including wind power technology and hybrid and electric vehicles. Lack of growth in the clean technology or automotive industries may adversely affect the demand for rare earth minerals. The success of our business also depends on the creation of new products that may incorporate rare earth minerals. A prolonged or significant economic contraction in the United States or worldwide could also put downward pressure on market prices of rare earth minerals and products.

An increase in the global supply of minerals may adversely affect our business.

The pricing and demand for gold and rare earth minerals is affected by a number of factors beyond our control, including global economic conditions and the global supply and demand for gold and rare earth minerals and products. Increases in the amount of gold and rare earth minerals sold by our competitors may result in price reductions, reduced margins and we may not be able to compete effectively against current and future competitors.

We depend upon our management team and our consultant, Avalon.

The successful implementation of our business strategy and handling of other issues integral to the fulfillment of our business strategy depends, in part, on our management team, as well as our consultant, Avalon, and its geoscientists, geologists, engineers and other professionals engaged by Avalon. The loss of key members of our management team or the professional staff at Avalon could have a material adverse effect on our business, financial condition and operating results.

We do not have a loan facility with any financial institutions and as a result may not have sufficient capital to operate our business.

We currently do not have a loan facility with any financial institutions. The Company will have a limited amount of cash to fund its operations. Without additional funds to support the Company’s exploratory drilling activities, we may deplete our cash resources and cease operations.

Risks Related to Environmental Regulation

We are subject to complex laws and regulations, including environmental regulations that can adversely affect the cost, manner or feasibility of doing business.

Our exploratory mining operations are subject to numerous laws and regulations governing our operations and the discharge of materials into the environment, including the Federal Clean Water Act, Clean Air Act, Endangered Species Act, and the Comprehensive Environmental Response, Compensation, and Liability Act. Federal initiatives are often also administered and enforced through state agencies operating under parallel state statutes and regulations. Failure to comply with such rules and regulations could result in substantial penalties and have an adverse effect on us. These laws and regulations may:

•	Require that we obtain permits before commencing drilling;

•	Restrict the substances that can be released into the environment in connection with drilling activities; and

•	Limit or prohibit drilling activities on protected areas.

Under these laws and regulations, we could be liable for personal injury and clean-up costs and other environmental and property damages, as well as administrative, civil and criminal penalties. We maintain only limited insurance coverage for sudden and accidental environmental damages. Accordingly, we may be subject to liability, or we may be required to cease production from properties in the event of environmental damages. These laws and regulations have been changed frequently in the past. In general, these changes have imposed more stringent requirements that increase operating costs or require capital expenditures in order to remain in compliance. Any such changes could have an adverse effect on our business, financial condition and results of operations.

We are subject to the Federal Mine Safety and Health Act of 1977 and regulations promulgated thereto, which impose stringent health and safety standards on numerous aspects of our operations.

Our mining operations in Alaska are subject to the Federal Mine Safety and Health Act of 1977, which impose stringent health and safety standards on numerous aspects of mineral extraction and processing operations, including the training of personnel, operating procedures, operating equipment and other matters. Our failure to comply with these standards could have a material adverse effect on our business, financial condition or otherwise impose significant restrictions on our ability to conduct mining operations.

We may be unable to obtain, maintain or renew permits necessary for the development or operation of any mining activities, which could have a material adverse effect on our business, financial condition or results of operation.

We must obtain a number of permits that impose strict conditions, requirements and obligations relating to various environmental and health and safety matters in connection with our current and future operations. To obtain certain permits, we may be required to conduct environmental studies, collect and present data to governmental authorities and the general public pertaining to the potential impact of our current and future operations upon the environment and take steps to avoid or mitigate the impact. The permitting rules are complex and have tended to become more stringent over time. Accordingly, permits required for our operations may not be issued, maintained or renewed in a timely fashion or at all, or may be conditioned upon restrictions which may impede our ability to operate efficiently. The failure to obtain certain permits or the adoption of more stringent permitting requirements could have a material adverse effect on our business, our plans of operation, and properties in that we may not be able to proceed with our exploration, development or mining programs.

Risks Related to This Offering and Ownership of Our Common Stock

Anti-takeover provisions of our certificate of incorporation, bylaws and Delaware law could adversely affect potential acquisition by third parties.

Our certificate of incorporation, bylaws and the Delaware General Corporation Law contain provisions that may discourage unsolicited takeover proposals. These provisions could have the effect of inhibiting fluctuations in the market price of our common stock that could result from actual or rumored takeover attempts, preventing changes in our management or limiting the price that investors may be willing to pay for shares of common stock. Among other things, these provisions:

•	Limit the personal liability of directors;

•	Limit the persons who may call special meetings of stockholders;

•	Prohibit stockholder action by written consent;

•	Establish advance notice requirements for nominations for election of the board of directors and for proposing matters to be acted on by stockholders at stockholder meetings;

•	Require us to indemnify directors and officers to the fullest extent permitted by applicable law; and

•	Impose restrictions on business combinations with some interested parties.

The market for our common stock is limited.

There is currently no public market for our common stock. We anticipate the trading market for our common stock will be limited. Our common stock is or will be eligible for trading on the OTC Bulletin Board exchange, but is not eligible for trading on any regional securities exchange or the Nasdaq National Market. A more active trading market for our common stock may never develop, or if such a market develops, it may not be sustained.

We anticipate our common stock will be thinly traded following the Distribution.

Following the Distribution, we anticipate that approximately 1.6 million shares of our common stock will be outstanding and held by approximately 5,000 shareholders, with directors and officers owning or have voting control over approximately 22% of our common stock. Since we anticipate our common stock will be thinly traded after the Distribution, the purchase or sale of relatively small common stock positions may result in disproportionately large increases or decreases in the price of our common stock.

We do not intend to pay dividends in the foreseeable future.

For the foreseeable future, we intend to retain any earnings to finance the development of our business, and we do not anticipate paying any cash dividends on our common stock. Any future determination to pay dividends will be at the discretion of our Board of Directors and will be dependent upon then-existing conditions, including our operating results and financial condition, capital requirements, contractual restrictions, business prospects and other factors that our Board of Directors considers relevant. Accordingly, investors must rely on sales of their common stock after any price appreciation, which may never occur, as the only way to realize a return on their investment.

Item 2.	FINANCIAL INFORMATION.

This “Financial Information” section should be read in conjunction with Item 13 - “Financial Statements and Supplementary Data.”

Selected Historical Financial Data

The Company is a new company that, after the Distribution, expects to hold leases and mining claims for the exploration of gold deposits and associated minerals and rare earth elements. Because we have only recently begun operations, our historical financial information and operating data may not provide an accurate indication of our present financial condition or what the future results of operations are likely to be. The data should be read in conjunction with the financial statements and related notes and other financial information appearing elsewhere in this Registration Statement.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the financial statements and the related notes and other information included elsewhere in this Registration Statement.

Overview

The Company is a Houston-based, independent company which upon completion of the Distribution, expects to hold certain mineral property interests for the conduct of exploratory drilling activities in the State of Alaska. The Company has no operating history and its prospects are subject to the risk and uncertainties frequently encountered by companies in the early stages of development.

The financial data and discussion of our financial condition and results of operations provided herein assume that the Distribution has occurred and the Company holds 100% of the Properties.

Liquidity and Capital Resources

The Company acquired certain interests in prospective gold and rare earth mineral properties located in the State of Alaska from Contango. The Company is in the initial stage of conducting exploration activities on its Properties, and our longer term liquidity could be impaired to the extent our exploration efforts are not successful in generating commercially viable mineral deposits on the Properties.

Liquidity. We expect our initial source of funding to be cash contributed by Contango. Pursuant to the Contribution Agreement, Contango is required to make a capital contribution in the amount of $3.5 million to fund costs and expenses of the Company. In the future, the Company may require additional funding from other funding sources, including possible equity offerings which could cause substantial dilution of our common stock, possible borrowings from financial institutions and possible offerings of debt securities. Any such debt financing would, however, increase our leverage and add to our need for cash to service such debt. Our ability to raise additional capital will depend on the results of our exploration program and the status of various capital and industry markets at the time such additional capital is sought. Accordingly, there can be no assurances that capital will be available to us from any source or that, if available, it will be on terms acceptable to us.

Capital Budget. For the next twelve months, our capital expenditure budget calls for us to invest approximately $2 million for exploratory drilling and other exploration activities on our Gold Properties and on our REE Properties. Our 2011 exploration program will be conducted in three phases as follows:

•

Tetlin - Airborne Geophysics: Based on the results of geologic mapping, geochemical sampling and ground-based induced polarization studies completed on the Tetlin Properties in 2009 and 2010, a helicopter-supported airborne geophysical survey is planned for the Tetlin Properties in the spring of 2011. This program will include helicopter-supported airborne magnetics and multi-frequency electromagnetics over portions of the Tetlin Properties where previous exploratory activities have encountered gold and/or copper mineralization. The processed data will be evaluated by one or more geophysical contractors and mineral target prioritization will be completed. These data, in conjunction with previously gathered data, will serve as a basis to define and prioritize exploration drilling targets for follow-up in the summer and fall of 2011. Total estimated all-in cost of the program is budgeted at $500,000, including airborne data collection and reduction, data interpretation, logistical support and final prospect targeting.

•

Tetlin - Diamond Drilling: Previous work at Tetlin has defined several drilling targets. Airborne geophysical data will be used to expand the information on these high priority areas and prioritize the targets for exploration drilling. The exploration drilling program, to commence during the summer of 2011, will entail diamond core drilling to determine the depth extent and nature of gold and copper mineralization encountered by surface sampling. All cores will be logged, digitally photographed, split with a Haley core saw and one-half of each interval will be submitted for geochemical analysis. The remaining half core will be retained for future use. All cores will be assayed for gold by fire assay techniques with each sample also analyzed for a multi-element suite by inductively coupled plasma (“ICP”) methods using 4-acid digestion procedures. The estimated cost of this drilling program, including labor, assays, accommodations, heavy equipment rental, drilling, fuel and all consumables is $1 million.

•

Rare Earth Element - Reconnaissance: A team of Avalon geologists and technicians will conduct first-pass reconnaissance exploration of the REE Properties. As of the date of the Distribution, no field work has been conducted on the Company’s REE Properties. The team will conduct geologic mapping, geochemical sampling and other tasks designed to determine the presence and magnitude of rare earth element mineralization on the REE Properties. All geochemical samples will be assayed for gold by fire assay techniques with each sample also analyzed for a multi-element suite, including the rare earth elements, by inductively coupled plasma-mass spectronomy or equivalent methods using 4-acid digestion procedures. The estimated cost of this program, including labor, assays, accommodations, claim maintenance fees, helicopter and fixed-wing support, fuel and all consumables is $500,000.

We will plan our 2012 and 2013 exploration programs based upon the results of our 2011 exploration program. As of the date of the Distribution, Contango has contributed $3,500,000 to the Company in order to fund our 2011 planned explorations, but the Company may need to raise additional debt and/or equity to fund future minerals exploration programs. There can be no assurance the Company will be able to raise such additional capital.

We will also incur general and administrative expenses, which may include legal fees, audit fees, consultant fees, insurance, and other operating expenses.

Results of Operations

The Company is a newly-formed company that has not commenced mining or producing commercially marketable minerals. To date, we have not generated any revenue from mineral sales or operations. We have no recurring source of revenue and our ability to continue as a going concern is dependent on our ability to raise capital to fund our future exploration and working capital requirements.

In the future, we may generate revenue from a combination of mineral sales and other payments resulting from any commercially recoverable minerals from our properties. We do not expect to generate revenue from mineral sales in the foreseeable future. If our Properties fail to contain any proven reserves, our ability to generate future revenue, and our results of operations and financial position, would be materially adversely affected. Other potential sources of cash, or relief of demand for cash, include external debt, the sale of shares of our stock, joint ventures, or alternative methods such as mergers or sale of our assets. No assurances can be given, however, that we will be able to obtain any of these potential sources of cash. We will need to generate significant revenues to achieve profitability and we may never do so.

Off-Balance Sheet Arrangements

Contractual Obligations

The Tetlin Lease provides for an initial term of ten (10) years, and so long after such initial term as we continue conducting exploration or mining operations on the Tetlin Properties. While the Company is required to spend $350,000 per year annually for ten years in exploration costs pursuant to the Tetlin Lease, the Company anticipates that exploration expenditures through the 2010 exploration program will satisfy this requirement because exploration funds spent in any year in excess of $350,000 are credited toward future years’ exploration cost requirements. The Tetlin Lease also provides that we will pay the Tetlin Village Council a production royalty of from 3% to 5% should we deliver to a purchaser on a commercial basis precious metals, non-precious metals or hydrocarbons derived from the Tetlin Properties.

Critical Accounting Policies

The discussion and analysis of the Company’s financial condition and results of operations is based upon the financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires the Company to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses. We have identified below the policies that are of particular importance to the portrayal of our financial position and results of operations and which require the application of significant judgment by management. The Company analyzes its estimates, including those related to its mineral reserve estimates, on a periodic basis and bases its estimates on historical experience, independent third party engineers and various other assumptions that management believes to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions. The Company believes the following critical accounting policies affect its more significant judgments and estimates used in the preparation of the Company’s financial statements:

Mineral Property Interests, Exploration and Development Costs: Mineral property interests include interests in the exploration stage mineral properties acquired. The amount capitalized includes costs paid to acquire mineral property interest as well as the costs paid to the State of Alaska to obtain the lease rights. Exploration costs are expensed as incurred. Development costs are expensed as incurred until the Company obtains proven and probable reserves within its commercially minable properties. Costs of abandoned projects are charged to earnings upon abandonment. Properties determined to be impaired are written-down to the estimated fair value. The Company periodically evaluates whether events or changes in circumstances indicate that the carrying value of mineral property interests and related property, plant and equipment may not be recoverable.

Stock-Based Compensation. The Company applies the fair value based method to account for stock-based compensation. Under this method, we will measure and recognize compensation expense for all stock-based payments at fair value. Management is required to make assumptions including stock price volatility and employee turnover that are utilized to measure compensation expense. The fair value of stock options granted is estimated at the date of grant using the Black-Scholes option-pricing model.

Item 3.	PROPERTIES.

Upon completion of the Distribution, our Properties will be located in the State of Alaska. Our principal properties will consist of mineral leases and unpatented mining claims.

We believe that we hold good title to our Properties in accordance with standards generally accepted in the minerals industry. As is customary in both the gold and rare earths industry, we conduct only a perfunctory title examination at the time we acquire a property. Before we begin any mining activities, however, we will conduct a full title examination and perform curative work on any defects that we deem significant.

Lease with Tetlin Village Council

JEX entered into the Tetlin Lease with the Tetlin Village Council, effective as of June 15, 2008. An undivided 50% leasehold interest was sold to Contango Mining pursuant to the Joint Exploration Agreement dated as of September 29, 2009 in exchange for $1 million and a 1% overriding royalty interest. JEX transferred its remaining 50% leasehold interest to Contango Mining as of September 15, 2010 in exchange for an increased overriding royalty aggregating 3% pursuant to the Amended ORRI Agreement. The Tetlin Lease covers approximately 647,000 acres of land, provides for an initial term of ten (10) years, and so long after such initial term as we continue conducting exploration or mining operations on the Tetlin Properties. While the Company is required to spend $350,000 per year annually for ten years in exploration costs pursuant to the Tetlin Lease, the Company anticipates that exploration expenditures through the 2010 exploration program will satisfy this requirement because exploration funds spent in any year in excess of $350,000 are credited toward future years’ exploration cost requirements. The Tetlin Lease also provides that we will pay the Tetlin Village Council a production royalty should we deliver to a purchaser on a commercial basis precious metals, non-precious metals or hydrocarbons derived from the Tetlin Properties.

Gold Mining Claims

Our State of Alaska unpatented mining claims for gold and associated minerals is set forth in the tables below.

LAD CLAIMS

TRIPLE Z PROJECT, ALASKA

All State of Alaska claims located in the Fairbanks Recording District, Alaska

No.	Claim Name	Acres	Township	Range	Section	Meridian	ADL_#
1	Lad 1	160	18N	15E	3	Copper River	666952
2	Lad 2	160	18N	15E	2	Copper River	666953
3	Lad 3	160	18N	15E	10	Copper River	666954
4	Lad 4	160	18N	15E	11	Copper River	666955

TOK CLAIMS

TETLIN PROJECT, ALASKA

All State of Alaska claims located in the Fairbanks Recording District, Alaska

No.	Claim Name	Acres	Township	Range	Section	Meridian	ADL #
1	TOK 1	40	16N	13E	9	Copper River	614253
2	TOK 2	40	16N	13E	9	Copper River	614254
3	TOK 3	40	16N	13E	9	Copper River	614255
4	TOK 4	40	16N	13E	9	Copper River	614256
5	TOK 5	160	16N	13E	8	Copper River	614257
6	TOK 6	160	16N	13E	9	Copper River	614258
7	TOK 7	40	16N	13E	9	Copper River	614259
8	TOK 8	40	16N	13E	9	Copper River	614260
9	TOK 9	40	16N	13E	9	Copper River	614261
10	TOK 10	40	16N	13E	9	Copper River	614262
11	TOK 11	40	16N	13E	10	Copper River	614263
12	TOK 12	40	16N	13E	10	Copper River	614264
13	TOK 13	160	16N	12E	13	Copper River	614265

No.	Claim Name	Acres	Township	Range	Section	Meridian	ADL #
14	TOK 14	160	16N	13E	18	Copper River	614266
15	TOK 15	160	16N	13E	18	Copper River	614267
16	TOK 16	160	16N	13E	17	Copper River	614268
17	TOK 17	160	16N	13E	17	Copper River	614269
18	TOK 18	160	16N	13E	16	Copper River	614270
19	TOK 19	40	16N	13E	16	Copper River	614271
20	TOK 20	40	16N	13E	16	Copper River	614272
21	TOK 21	40	16N	13E	15	Copper River	614273
22	TOK 22	40	16N	13E	16	Copper River	614274
23	TOK 23	40	16N	13E	16	Copper River	614275
24	TOK 24	40	16N	13E	15	Copper River	614276
25	TOK 25	160	16N	12E	14	Copper River	614277
26	TOK 26	160	16N	12E	13	Copper River	614278
27	TOK 27	160	16N	12E	13	Copper River	614279
28	TOK 28	160	16N	13E	18	Copper River	614280
29	TOK 29	160	16N	13E	18	Copper River	614281
30	TOK 30	160	16N	13E	17	Copper River	614282
31	TOK 31	160	16N	13E	17	Copper River	614283
32	TOK 32	160	16N	13E	16	Copper River	614284
33	TOK 33	40	16N	13E	16	Copper River	614285
34	TOK 34	40	16N	13E	16	Copper River	614286
35	TOK 35	160	16N	12E	23	Copper River	614287
36	TOK 36	160	16N	12E	23	Copper River	614288
37	TOK 37	160	16N	12E	24	Copper River	614289
38	TOK 38	160	16N	12E	24	Copper River	614290
39	TOK 39	160	16N	13E	19	Copper River	614291
40	TOK 40	160	16N	13E	19	Copper River	614292
41	TOK 41	160	16N	13E	20	Copper River	614293
42	TOK 42	160	16N	13E	20	Copper River	614294
43	TOK 43	40	16N	13E	21	Copper River	614295
44	TOK 44	40	16N	13E	21	Copper River	614296
45	TOK 45	40	16N	13E	21	Copper River	614297
46	TOK 46	40	16N	13E	21	Copper River	614298
47	TOK 47	160	16N	12E	22	Copper River	614299
48	TOK 48	160	16N	12E	23	Copper River	614300
49	TOK 49	160	16N	12E	23	Copper River	614301
50	TOK 50	160	16N	12E	24	Copper River	614302
51	TOK 51	160	16N	12E	24	Copper River	614303
52	TOK 52	160	16N	13E	19	Copper River	614304
53	TOK 53	160	16N	13E	19	Copper River	614305
54	TOK 54	160	16N	13E	20	Copper River	614306
55	TOK 55	160	16N	13E	20	Copper River	614307

No.	Claim Name	Acres	Township	Range	Section	Meridian	ADL #
56	TOK 56	40	16N	13E	21	Copper River	614308
57	TOK 57	40	16N	13E	21	Copper River	614309
58	TOK 58	40	16N	13E	21	Copper River	614310
59	TOK 59	40	16N	13E	21	Copper River	614311
60	TOK 60	40	16N	13E	21	Copper River	614312
61	TOK 61	160	16N	12E	27	Copper River	614313
62	TOK 62	160	16N	12E	27	Copper River	614314
63	TOK 63	160	16N	12E	26	Copper River	614315
64	TOK 64	160	16N	12E	26	Copper River	614316
65	TOK 65	160	16N	12E	25	Copper River	614317
66	TOK 66	40	16N	12E	25	Copper River	614318
67	TOK 67	40	16N	12E	25	Copper River	614319
68	TOK 68	40	16N	12E	25	Copper River	614320
69	TOK 69	40	16N	12E	25	Copper River	614321
70	TOK 70	40	16N	13E	30	Copper River	614322
71	TOK 71	40	16N	13E	30	Copper River	614323
72	TOK 72	40	16N	13E	30	Copper River	614324
73	TOK 73	40	16N	13E	30	Copper River	614325
74	TOK 74	160	16N	13E	30	Copper River	614326
75	TOK 75	160	16N	13E	29	Copper River	614327
76	TOK 76	160	16N	13E	29	Copper River	614328
77	TOK 77	40	16N	13E	28	Copper River	614329
78	TOK 78	40	16N	13E	28	Copper River	614330
79	TOK 79	40	16N	13E	28	Copper River	614331
80	TOK 80	40	16N	13E	28	Copper River	614332
81	TOK 81	40	16N	13E	28	Copper River	614333
82	TOK 82	40	16N	13E	28	Copper River	614334
83	TOK 83	160	16N	12E	28	Copper River	614335
84	TOK 84	160	16N	12E	27	Copper River	614336
85	TOK 85	160	16N	12E	27	Copper River	614337
86	TOK 86	160	16N	12E	26	Copper River	614338
87	TOK 87	160	16N	12E	26	Copper River	614339
88	TOK 88	160	16N	12E	25	Copper River	614340
89	TOK 89	40	16N	12E	25	Copper River	614341
90	TOK 90	40	16N	12E	25	Copper River	614342
91	TOK 91	40	16N	13E	29	Copper River	614343
92	TOK 92	40	16N	13E	29	Copper River	614344
93	TOK 93	40	16N	13E	29	Copper River	614345
94	TOK 94	40	16N	13E	29	Copper River	614346
95	TOK 95	40	16N	13E	28	Copper River	614347
96	TOK 96	160	16N	12E	33	Copper River	614348
97	TOK 97	160	16N	12E	33	Copper River	614349

No.	Claim Name	Acres	Township	Range	Section	Meridian	ADL #
98	TOK 98	160	16N	12E	34	Copper River	614350
99	TOK 99	40	16N	12E	34	Copper River	614351
100	TOK 100	40	16N	12E	34	Copper River	614352
101	TOK 101	40	16N	12E	34	Copper River	614353
102	TOK 102	40	16N	12E	34	Copper River	614354
103	TOK 103	40	16N	12E	35	Copper River	614355
104	TOK 104	40	16N	12E	35	Copper River	614356
105	TOK 105	40	16N	12E	35	Copper River	614357
106	TOK 106	40	16N	12E	35	Copper River	614358
107	TOK 107	40	16N	12E	35	Copper River	614359
108	TOK 108	40	16N	12E	35	Copper River	614360
109	TOK 109	40	16N	12E	35	Copper River	614361
110	TOK 110	40	16N	12E	36	Copper River	614362
111	TOK 111	40	16N	12E	36	Copper River	614363
112	TOK 112	40	16N	12E	36	Copper River	614364
113	TOK 113	40	16N	12E	36	Copper River	614365
114	TOK 114	160	16N	12E	32	Copper River	614366
115	TOK 115	160	16N	12E	32	Copper River	614367
116	TOK 116	160	16N	12E	33	Copper River	614368
117	TOK 117	160	16N	12E	33	Copper River	614369
118	TOK 118	40	16N	12E	34	Copper River	614370
119	TOK 119	40	16N	12E	34	Copper River	614371
120	TOK 120	40	16N	12E	34	Copper River	614372
121	TOK 121	40	16N	12E	34	Copper River	614373
122	TOK 122	40	16N	12E	34	Copper River	614374

REE Mining Claims

Our State of Alaska and Federal mining claims for rare earth elements are set forth in the tables below.

ALT CLAIMS

ALATNA PROJECT, ALASKA

All State of Alaska claims located in the Fairbanks Recording District, Alaska

No.	Claim Name	Acres	Township	Range	Section	Meridian	ADL_#
1	ALT 1	160	28N	23W	5	Fairbanks	701674
2	ALT 2	160	28N	23W	5	Fairbanks	701675
3	ALT 3	160	28N	23W	4	Fairbanks	701676
4	ALT 4	160	28N	23W	4	Fairbanks	701677
5	ALT 5	160	28N	23W	3	Fairbanks	701678
6	ALT 6	160	28N	23W	3	Fairbanks	701679
7	ALT 7	160	28N	23W	2	Fairbanks	701680
8	ALT 8	160	28N	23W	8	Fairbanks	701681

No.	Claim Name	Acres	Township	Range	Section	Meridian	ADL_#
9	ALT 9	160	28N	23W	8	Fairbanks	701682
10	ALT 10	160	28N	23W	9	Fairbanks	701683
11	ALT 11	160	28N	23W	9	Fairbanks	701684
12	ALT 12	160	28N	23W	10	Fairbanks	701685
13	ALT 13	160	28N	23W	10	Fairbanks	701686
14	ALT 14	160	28N	23W	11	Fairbanks	701687
15	ALT 15	160	28N	23W	8	Fairbanks	701688
16	ALT 16	160	28N	23W	8	Fairbanks	701689
17	ALT 17	160	28N	23W	9	Fairbanks	701690
18	ALT 18	160	28N	23W	9	Fairbanks	701691
19	ALT 19	160	28N	23W	10	Fairbanks	701692
20	ALT 20	160	28N	23W	10	Fairbanks	701693
21	ALT 21	160	28N	23W	11	Fairbanks	701694
22	ALT 22	160	28N	23W	17	Fairbanks	701695
23	ALT 23	160	28N	23W	17	Fairbanks	701696
24	ALT 24	160	28N	23W	16	Fairbanks	701697
25	ALT 25	160	28N	23W	16	Fairbanks	701698
26	ALT 26	160	28N	23W	15	Fairbanks	701699
27	ALT 27	160	28N	23W	15	Fairbanks	701700
28	ALT 28	160	28N	23W	14	Fairbanks	701701
29	ALT 29	160	28N	23W	17	Fairbanks	701702
30	ALT 30	160	28N	23W	17	Fairbanks	701703
31	ALT 31	160	28N	23W	16	Fairbanks	701704
32	ALT 32	160	28N	23W	16	Fairbanks	701705
33	ALT 33	160	28N	23W	15	Fairbanks	701706
34	ALT 34	160	28N	23W	15	Fairbanks	701707
35	ALT 35	160	28N	23W	14	Fairbanks	701708
36	ALT 36	160	28N	23W	20	Fairbanks	701709
37	ALT 37	160	28N	23W	20	Fairbanks	701710
38	ALT 38	160	28N	23W	21	Fairbanks	701711
39	ALT 39	160	28N	23W	21	Fairbanks	701712
40	ALT 40	160	28N	23W	22	Fairbanks	701713
41	ALT 41	160	28N	23W	22	Fairbanks	701714
42	ALT 42	160	28N	23W	23	Fairbanks	701715
43	ALT 43	160	28N	24W	33	Fairbanks	701716
44	ALT 44	160	28N	24W	33	Fairbanks	701717
45	ALT 45	160	28N	24W	34	Fairbanks	701718
46	ALT 46	160	28N	24W	34	Fairbanks	701719
47	ALT 47	160	28N	24W	35	Fairbanks	701720
48	ALT 48	160	28N	24W	35	Fairbanks	701721
49	ALT 49	160	28N	24W	36	Fairbanks	701722
50	ALT 50	160	27N	25W	2	Fairbanks	701723

No.	Claim Name	Acres	Township	Range	Section	Meridian	ADL_#
51	ALT 51	160	27N	25W	2	Fairbanks	701724
52	ALT 52	160	27N	25W	1	Fairbanks	701725
53	ALT 53	160	27N	25W	1	Fairbanks	701726
54	ALT 54	160	27N	24W	6	Fairbanks	701727
55	ALT 55	160	27N	24W	6	Fairbanks	701728
56	ALT 56	160	27N	24W	5	Fairbanks	701729
57	ALT 57	160	27N	24W	5	Fairbanks	701730
58	ALT 58	160	27N	24W	4	Fairbanks	701731
59	ALT 59	160	27N	24W	4	Fairbanks	701732
60	ALT 60	160	27N	24W	3	Fairbanks	701733
61	ALT 61	160	27N	24W	3	Fairbanks	701734
62	ALT 62	160	27N	24W	2	Fairbanks	701735
63	ALT 63	160	27N	24W	2	Fairbanks	701736
64	ALT 64	160	27N	24W	1	Fairbanks	701737
65	ALT 65	160	27N	25W	2	Fairbanks	701738
66	ALT 66	160	27N	25W	2	Fairbanks	701739
67	ALT 67	160	27N	25W	1	Fairbanks	701740
68	ALT 68	160	27N	24W	6	Fairbanks	701741
69	ALT 69	160	27N	24W	5	Fairbanks	701742
70	ALT 70	160	27N	24W	5	Fairbanks	701743
71	ALT 71	160	27N	24W	4	Fairbanks	701744
72	ALT 72	160	27N	24W	4	Fairbanks	701745
73	ALT 73	160	27N	24W	3	Fairbanks	701746
74	ALT 74	160	27N	24W	3	Fairbanks	701747
75	ALT 75	160	27N	24W	2	Fairbanks	701748
76	ALT 76	160	27N	24W	2	Fairbanks	701749
77	ALT 77	160	27N	24W	1	Fairbanks	701750
78	ALT 78	160	27N	25W	11	Fairbanks	701751
79	ALT 79	160	27N	25W	11	Fairbanks	701752
80	ALT 80	160	27N	25W	12	Fairbanks	701753
81	ALT 81	160	27N	24W	9	Fairbanks	701754
82	ALT 82	160	27N	24W	10	Fairbanks	701755
83	ALT 83	160	27N	24W	10	Fairbanks	701756
84	ALT 84	160	27N	24W	11	Fairbanks	701757
85	ALT 85	160	27N	24W	11	Fairbanks	701758
86	ALT 86	160	27N	24W	12	Fairbanks	701759
87	ALT 87	160	27N	24W	10	Fairbanks	701760
88	ALT 88	160	27N	24W	10	Fairbanks	701761
89	ALT 89	160	27N	24W	11	Fairbanks	701762
90	ALT 90	160	27N	24W	11	Fairbanks	701763
91	ALT 91	160	27N	24W	12	Fairbanks	701764
92	ALT 92	160	21N	26E	16	Kateel River	701765

No.	Claim Name	Acres	Township	Range	Section	Meridian	ADL_#
93	ALT 93	160	21N	26E	16	Kateel River	701766
94	ALT 94	160	21N	26E	15	Kateel River	701767
95	ALT 95	160	21N	26E	15	Kateel River	701768
96	ALT 96	160	21N	26E	14	Kateel River	701769
97	ALT 97	160	21N	26E	14	Kateel River	701770
98	ALT 98	160	21N	26E	21	Kateel River	701771
99	ALT 99	160	21N	26E	21	Kateel River	701772
100	ALT 100	160	21N	26E	22	Kateel River	701773
101	ALT 101	160	21N	26E	22	Kateel River	701774
102	ALT 102	160	21N	26E	23	Kateel River	701775
103	ALT 103	160	21N	26E	23	Kateel River	701776
104	ALT 104	160	21N	26E	21	Kateel River	701777
105	ALT 105	160	21N	26E	21	Kateel River	701778
106	ALT 106	160	21N	26E	22	Kateel River	701779
107	ALT 107	160	21N	26E	22	Kateel River	701780
108	ALT 108	160	21N	26E	23	Kateel River	701781
109	ALT 109	160	21N	26E	23	Kateel River	701782
110	ALT 110	160	21N	26E	28	Kateel River	701783
111	ALT 111	160	21N	26E	28	Kateel River	701784
112	ALT 112	160	21N	26E	27	Kateel River	701785
113	ALT 113	160	21N	26E	27	Kateel River	701786
114	ALT 114	160	21N	26E	26	Kateel River	701787
115	ALT 115	160	21N	26E	26	Kateel River	701788
116	ALT 116	160	21N	26E	28	Kateel River	701789
117	ALT 117	160	21N	26E	28	Kateel River	701790
118	ALT 118	160	21N	26E	27	Kateel River	701791
119	ALT 119	160	21N	26E	27	Kateel River	701792
120	ALT 120	160	21N	26E	26	Kateel River	701793
121	ALT 121	160	21N	26E	26	Kateel River	701794
122	ALT 122	160	21N	26E	33	Kateel River	701795
123	ALT 123	160	21N	26E	33	Kateel River	701796
124	ALT 124	160	21N	26E	34	Kateel River	701797
125	ALT 125	160	21N	26E	34	Kateel River	701798
126	ALT 126	160	21N	26E	35	Kateel River	701799
127	ALT 127	160	21N	26E	35	Kateel River	701800

SPK CLAIMS

SPOOKY PROJECT, ALASKA

All State of Alaska claims located in the Fort Gibbon and Rampart Recording Districts, Alaska

No.	Claim Name	Acres	Township	Range	Section	Meridian	ADL #
1	SPK 1	160	11N	18W	27	Fairbanks	615106
2	SPK 2	160	11N	18W	27	Fairbanks	615107
3	SPK 3	160	11N	18W	26	Fairbanks	615108
4	SPK 4	160	11N	18W	26	Fairbanks	615109
5	SPK 5	160	11N	18W	25	Fairbanks	615110
6	SPK 6	160	11N	18W	25	Fairbanks	615111
7	SPK 7	160	11N	17W	30	Fairbanks	615112
8	SPK 8	160	11N	17W	30	Fairbanks	615113
9	SPK 9	160	11N	17W	29	Fairbanks	615114
10	SPK 10	160	11N	17W	29	Fairbanks	615115
11	SPK 11	160	11N	17W	28	Fairbanks	615116
12	SPK 12	160	11N	17W	28	Fairbanks	615117
13	SPK 13	160	11N	18W	27	Fairbanks	615118
14	SPK 14	160	11N	18W	27	Fairbanks	615119
15	SPK 15	160	11N	18W	26	Fairbanks	615120
16	SPK 16	160	11N	18W	26	Fairbanks	615121
17	SPK 17	160	11N	18W	25	Fairbanks	615122
18	SPK 18	160	11N	18W	25	Fairbanks	615123
19	SPK 19	160	11N	17W	30	Fairbanks	615124
20	SPK 20	160	11N	17W	30	Fairbanks	615125
21	SPK 21	160	11N	17W	29	Fairbanks	615126
22	SPK 22	160	11N	17W	29	Fairbanks	615127
23	SPK 23	160	11N	17W	28	Fairbanks	615128
24	SPK 24	160	11N	17W	28	Fairbanks	615129
25	SPK 25	160	11N	18W	32	Fairbanks	615130
26	SPK 26	160	11N	18W	32	Fairbanks	615131
27	SPK 27	160	11N	18W	33	Fairbanks	615132
28	SPK 28	160	11N	18W	33	Fairbanks	615133
29	SPK 29	160	11N	18W	34	Fairbanks	615134
30	SPK 30	160	11N	18W	34	Fairbanks	615135
31	SPK 31	160	11N	18W	35	Fairbanks	615136
32	SPK 32	160	11N	18W	35	Fairbanks	615137
33	SPK 33	160	11N	18W	36	Fairbanks	615138
34	SPK 34	160	11N	18W	36	Fairbanks	615139
35	SPK 35	160	11N	17W	31	Fairbanks	615140
36	SPK 36	160	11N	17W	31	Fairbanks	615141
37	SPK 37	160	11N	17W	32	Fairbanks	615142
38	SPK 38	160	11N	17W	32	Fairbanks	615143

No.	Claim Name	Acres	Township	Range	Section	Meridian	ADL #
39	SPK 39	160	11N	17W	33	Fairbanks	615144
40	SPK 40	160	11N	17W	33	Fairbanks	615145
41	SPK 41	160	11N	17W	34	Fairbanks	615146
42	SPK 42	160	11N	18W	32	Fairbanks	615147
43	SPK 43	160	11N	18W	32	Fairbanks	615148
44	SPK 44	160	11N	18W	33	Fairbanks	615149
45	SPK 45	160	11N	18W	33	Fairbanks	615150
46	SPK 46	160	11N	18W	34	Fairbanks	615151
47	SPK 47	160	11N	18W	34	Fairbanks	615152
48	SPK 48	160	11N	18W	35	Fairbanks	615153
49	SPK 49	160	11N	18W	35	Fairbanks	615154
50	SPK 50	160	11N	18W	36	Fairbanks	615155
51	SPK 51	160	11N	18W	36	Fairbanks	615156
52	SPK 52	160	11N	17W	31	Fairbanks	615157
53	SPK 53	160	11N	17W	31	Fairbanks	615158
54	SPK 54	160	11N	17W	32	Fairbanks	615159
55	SPK 55	160	11N	17W	32	Fairbanks	615160
56	SPK 56	160	11N	17W	33	Fairbanks	615161
57	SPK 57	160	11N	17W	33	Fairbanks	615162
58	SPK 58	160	11N	17W	34	Fairbanks	615163
59	SPK 59	160	10N	18W	5	Fairbanks	615164
60	SPK 60	160	10N	18W	5	Fairbanks	615165
61	SPK 61	160	10N	18W	4	Fairbanks	615166
62	SPK 62	160	10N	18W	4	Fairbanks	615167
63	SPK 63	160	10N	18W	3	Fairbanks	615168
64	SPK 64	160	10N	18W	3	Fairbanks	615169
65	SPK 65	160	10N	18W	2	Fairbanks	615170
66	SPK 66	160	10N	18W	2	Fairbanks	615171
67	SPK 67	160	10N	18W	1	Fairbanks	615172
68	SPK 68	160	10N	18W	1	Fairbanks	615173
69	SPK 69	160	10N	17W	6	Fairbanks	615174
70	SPK 70	160	10N	17W	6	Fairbanks	615175
71	SPK 71	160	10N	17W	5	Fairbanks	615176
72	SPK 72	160	10N	17W	5	Fairbanks	615177
73	SPK 73	160	10N	17W	4	Fairbanks	615178
74	SPK 74	160	10N	17W	4	Fairbanks	615179
75	SPK 75	160	10N	17W	3	Fairbanks	615180
76	SPK 76	160	10N	17W	3	Fairbanks	615181
77	SPK 77	160	10N	18W	5	Fairbanks	615182
78	SPK 78	160	10N	18W	5	Fairbanks	615183
79	SPK 79	160	10N	18W	4	Fairbanks	615184
80	SPK 80	160	10N	18W	4	Fairbanks	615185

No.	Claim Name	Acres	Township	Range	Section	Meridian	ADL #
81	SPK 81	160	10N	18W	3	Fairbanks	615186
82	SPK 82	160	10N	18W	3	Fairbanks	615187
83	SPK 83	160	10N	18W	2	Fairbanks	615188
84	SPK 84	160	10N	18W	2	Fairbanks	615189
85	SPK 85	160	10N	18W	1	Fairbanks	615190
86	SPK 86	160	10N	18W	1	Fairbanks	615191
87	SPK 87	160	10N	17W	6	Fairbanks	615192
88	SPK 88	160	10N	17W	6	Fairbanks	615193
89	SPK 89	160	10N	17W	5	Fairbanks	615194
90	SPK 90	160	10N	17W	5	Fairbanks	615195
91	SPK 91	160	10N	17W	4	Fairbanks	615196
92	SPK 92	160	10N	17W	4	Fairbanks	615197
93	SPK 93	160	10N	17W	3	Fairbanks	615198
94	SPK 94	160	10N	17W	3	Fairbanks	615199
95	SPK 95	160	10N	18W	8	Fairbanks	615200
96	SPK 96	160	10N	18W	8	Fairbanks	615201
97	SPK 97	160	10N	18W	9	Fairbanks	615202
98	SPK 98	160	10N	18W	9	Fairbanks	615203
99	SPK 99	160	10N	18W	10	Fairbanks	615204
100	SPK 100	160	10N	18W	10	Fairbanks	615205
101	SPK 101	160	10N	18W	11	Fairbanks	615206
102	SPK 102	160	10N	18W	11	Fairbanks	615207
103	SPK 103	160	10N	18W	12	Fairbanks	615208
104	SPK 104	160	10N	18W	12	Fairbanks	615209
105	SPK 105	160	10N	17W	7	Fairbanks	615210
106	SPK 106	160	10N	17W	7	Fairbanks	615211
107	SPK 107	160	10N	17W	8	Fairbanks	615212
108	SPK 108	160	10N	17W	8	Fairbanks	615213
109	SPK 109	160	10N	17W	9	Fairbanks	615214
110	SPK 110	160	10N	17W	9	Fairbanks	615215
111	SPK 111	160	10N	17W	10	Fairbanks	615216
112	SPK 112	160	10N	17W	10	Fairbanks	615217
113	SPK 113	160	10N	18W	8	Fairbanks	615218
114	SPK 114	160	10N	18W	8	Fairbanks	615219
115	SPK 115	160	10N	18W	9	Fairbanks	615220
116	SPK 116	160	10N	18W	9	Fairbanks	615221
117	SPK 117	160	10N	18W	10	Fairbanks	615222
118	SPK 118	160	10N	18W	10	Fairbanks	615223
119	SPK 119	160	10N	18W	11	Fairbanks	615224
120	SPK 120	160	10N	18W	11	Fairbanks	615225
121	SPK 121	160	10N	18W	12	Fairbanks	615226
122	SPK 122	160	10N	18W	12	Fairbanks	615227

No.	Claim Name	Acres	Township	Range	Section	Meridian	ADL #
123	SPK 123	160	10N	17W	7	Fairbanks	615228
124	SPK 124	160	10N	17W	7	Fairbanks	615229
125	SPK 125	160	10N	17W	8	Fairbanks	615230
126	SPK 126	160	10N	17W	8	Fairbanks	615231
127	SPK 127	160	10N	17W	9	Fairbanks	615232
128	SPK 128	160	10N	17W	9	Fairbanks	615233
129	SPK 129	160	10N	17W	10	Fairbanks	615234
130	SPK 130	160	10N	17W	10	Fairbanks	615235
131	SPK 131	160	10N	18W	17	Fairbanks	615236
132	SPK 132	160	10N	18W	17	Fairbanks	615237
133	SPK 133	160	10N	18W	16	Fairbanks	615238
134	SPK 134	160	10N	18W	16	Fairbanks	615239
135	SPK 135	160	10N	18W	15	Fairbanks	615240
136	SPK 136	160	10N	18W	15	Fairbanks	615241
137	SPK 137	160	10N	18W	14	Fairbanks	615242
138	SPK 138	160	10N	18W	14	Fairbanks	615243
139	SPK 139	160	10N	18W	13	Fairbanks	615244
140	SPK 140	160	10N	18W	13	Fairbanks	615245
141	SPK 141	160	10N	17W	18	Fairbanks	615246
142	SPK 142	160	10N	17W	18	Fairbanks	615247
143	SPK 143	160	10N	17W	17	Fairbanks	615248
144	SPK 144	160	10N	17W	17	Fairbanks	615249
145	SPK 145	160	10N	17W	16	Fairbanks	615250
146	SPK 146	160	10N	17W	16	Fairbanks	615251
147	SPK 147	160	10N	17W	15	Fairbanks	615252
148	SPK 148	160	10N	17W	15	Fairbanks	615253
149	SPK 149	160	10N	18W	17	Fairbanks	615254
150	SPK 150	160	10N	18W	17	Fairbanks	615255
151	SPK 151	160	10N	18W	16	Fairbanks	615256
152	SPK 152	160	10N	18W	16	Fairbanks	615257
153	SPK 153	160	10N	18W	15	Fairbanks	615258
154	SPK 154	160	10N	18W	15	Fairbanks	615259
155	SPK 155	160	10N	18W	14	Fairbanks	615260
156	SPK 156	160	10N	18W	14	Fairbanks	615261
157	SPK 157	160	10N	18W	13	Fairbanks	615262
158	SPK 158	160	10N	18W	13	Fairbanks	615263
159	SPK 159	160	10N	17W	18	Fairbanks	615264
160	SPK 160	160	10N	17W	18	Fairbanks	615265
161	SPK 161	160	10N	17W	17	Fairbanks	615266
162	SPK 162	160	10N	17W	17	Fairbanks	615267
163	SPK 163	160	10N	17W	16	Fairbanks	615268
164	SPK 164	160	10N	17W	16	Fairbanks	615269

No.	Claim Name	Acres	Township	Range	Section	Meridian	ADL #
165	SPK 165	160	10N	17W	15	Fairbanks	615270
166	SPK 166	160	10N	17W	15	Fairbanks	615271

WLF CLAIMS

WOLF PROJECT, ALASKA

All State of Alaska claims located in the Fort Gibbon Recording District, Alaska

No.	Claim Name	Acres	Township	Range	Section	Meridian	ADL #
1	WLF 1	160	2S	23E	7	Kateel River	701959
2	WLF 2	160	2S	23E	7	Kateel River	701960
3	WLF 3	160	2S	23E	8	Kateel River	701961
4	WLF 4	160	2S	23E	8	Kateel River	701962
5	WLF 5	160	2S	23E	9	Kateel River	701963
6	WLF 6	160	2S	23E	9	Kateel River	701964
7	WLF 7	160	2S	23E	10	Kateel River	701965
8	WLF 8	160	2S	23E	10	Kateel River	701966
9	WLF 9	160	2S	23E	11	Kateel River	701967
10	WLF 10	160	2S	23E	11	Kateel River	701968
11	WLF 11	160	2S	23E	12	Kateel River	701969
12	WLF 12	160	2S	23E	12	Kateel River	701970
13	WLF 13	160	2S	24E	7	Kateel River	701971
14	WLF 14	160	2S	24E	7	Kateel River	701972
15	WLF 15	160	2S	24E	8	Kateel River	701973
16	WLF 16	160	2S	24E	8	Kateel River	701974
17	WLF 17	160	2S	23E	7	Kateel River	701975
18	WLF 18	160	2S	23E	7	Kateel River	701976
19	WLF 19	160	2S	23E	8	Kateel River	701977
20	WLF 20	160	2S	23E	8	Kateel River	701978
21	WLF 21	160	2S	23E	9	Kateel River	701979
22	WLF 22	160	2S	23E	9	Kateel River	701980
23	WLF 23	160	2S	23E	10	Kateel River	701981
24	WLF 24	160	2S	23E	10	Kateel River	701982
25	WLF 25	160	2S	23E	11	Kateel River	701983
26	WLF 26	160	2S	23E	11	Kateel River	701984
27	WLF 27	160	2S	23E	12	Kateel River	701985
28	WLF 28	160	2S	23E	12	Kateel River	701986
29	WLF 29	160	2S	24E	7	Kateel River	701987
30	WLF 30	160	2S	24E	7	Kateel River	701988
31	WLF 31	160	2S	24E	8	Kateel River	701989
32	WLF 32	160	2S	24E	8	Kateel River	701990
33	WLF 33	160	2S	23E	18	Kateel River	701991
34	WLF 34	160	2S	23E	18	Kateel River	701992

No.	Claim Name	Acres	Township	Range	Section	Meridian	ADL #
35	WLF 35	160	2S	23E	17	Kateel River	701993
36	WLF 36	160	2S	23E	17	Kateel River	701994
37	WLF 37	160	2S	23E	16	Kateel River	701995
38	WLF 38	160	2S	23E	16	Kateel River	701996
39	WLF 39	160	2S	23E	15	Kateel River	701997
40	WLF 40	160	2S	23E	15	Kateel River	701998
41	WLF 41	160	2S	23E	14	Kateel River	701999
42	WLF 42	160	2S	23E	14	Kateel River	702000
43	WLF 43	160	2S	23E	13	Kateel River	702001
44	WLF 44	160	2S	23E	13	Kateel River	702002
45	WLF 45	160	2S	24E	18	Kateel River	702003
46	WLF 46	160	2S	24E	18	Kateel River	702004
47	WLF 47	160	2S	24E	17	Kateel River	702005
48	WLF 48	160	2S	24E	17	Kateel River	702006
49	WLF 49	160	2S	23E	18	Kateel River	702007
50	WLF 50	160	2S	23E	18	Kateel River	702008
51	WLF 51	160	2S	23E	17	Kateel River	702009
52	WLF 52	160	2S	23E	17	Kateel River	702010
53	WLF 53	160	2S	23E	16	Kateel River	702011
54	WLF 54	160	2S	23E	16	Kateel River	702012
55	WLF 55	160	2S	23E	15	Kateel River	702013
56	WLF 56	160	2S	23E	15	Kateel River	702014
57	WLF 57	160	2S	23E	14	Kateel River	702015
58	WLF 58	160	2S	23E	14	Kateel River	702016
59	WLF 59	160	2S	23E	13	Kateel River	702017
60	WLF 60	160	2S	23E	13	Kateel River	702018
61	WLF 61	160	2S	24E	18	Kateel River	702019
62	WLF 62	160	2S	24E	18	Kateel River	702020
63	WLF 63	160	2S	24E	17	Kateel River	702021
64	WLF 64	160	2S	24E	17	Kateel River	702022
65	WLF 65	160	2S	23E	19	Kateel River	702023
66	WLF 66	160	2S	23E	19	Kateel River	702024
67	WLF 67	160	2S	23E	20	Kateel River	702025
68	WLF 68	160	2S	23E	20	Kateel River	702026
69	WLF 69	160	2S	23E	21	Kateel River	702027
70	WLF 70	160	2S	23E	21	Kateel River	702028
71	WLF 71	160	2S	23E	22	Kateel River	702029
72	WLF 72	160	2S	23E	22	Kateel River	702030
73	WLF 73	160	2S	23E	23	Kateel River	702031
74	WLF 74	160	2S	23E	23	Kateel River	702032
75	WLF 75	160	2S	23E	24	Kateel River	702033
76	WLF 76	160	2S	23E	24	Kateel River	702034

No.	Claim Name	Acres	Township	Range	Section	Meridian	ADL #
77	WLF 77	160	2S	24E	19	Kateel River	702035
78	WLF 78	160	2S	24E	19	Kateel River	702036
79	WLF 79	160	2S	24E	20	Kateel River	702037
80	WLF 80	160	2S	24E	20	Kateel River	702038
81	WLF 81	160	2S	23E	19	Kateel River	702039
82	WLF 82	160	2S	23E	19	Kateel River	702040
83	WLF 83	160	2S	23E	20	Kateel River	702041
84	WLF 84	160	2S	23E	20	Kateel River	702042
85	WLF 85	160	2S	23E	21	Kateel River	702043
86	WLF 86	160	2S	23E	21	Kateel River	702044
87	WLF 87	160	2S	23E	22	Kateel River	702045
88	WLF 88	160	2S	23E	22	Kateel River	702046
89	WLF 89	160	2S	23E	23	Kateel River	702047
90	WLF 90	160	2S	23E	23	Kateel River	702048
91	WLF 91	160	2S	23E	24	Kateel River	702049
92	WLF 92	160	2S	23E	24	Kateel River	702050
93	WLF 93	160	2S	24E	19	Kateel River	702051
94	WLF 94	160	2S	24E	19	Kateel River	702052
95	WLF 95	160	2S	24E	20	Kateel River	702053
96	WLF 96	160	2S	24E	20	Kateel River	702054
97	WLF 97	160	2S	23E	30	Kateel River	702055
98	WLF 98	160	2S	23E	30	Kateel River	702056
99	WLF 99	160	2S	23E	29	Kateel River	702057
100	WLF 100	160	2S	23E	29	Kateel River	702058
101	WLF 101	160	2S	23E	28	Kateel River	702059
102	WLF 102	160	2S	23E	28	Kateel River	702060
103	WLF 103	160	2S	23E	27	Kateel River	702061
104	WLF 104	160	2S	23E	27	Kateel River	702062
105	WLF 105	160	2S	23E	26	Kateel River	702063
106	WLF 106	160	2S	23E	26	Kateel River	702064
107	WLF 107	160	2S	23E	25	Kateel River	702065
108	WLF 108	160	2S	23E	25	Kateel River	702066
109	WLF 109	160	2S	24E	30	Kateel River	702067
110	WLF 110	160	2S	24E	30	Kateel River	702068
111	WLF 111	160	2S	24E	29	Kateel River	702069
112	WLF 112	160	2S	24E	29	Kateel River	702070
113	WLF 113	160	2S	23E	30	Kateel River	702071
114	WLF 114	160	2S	23E	30	Kateel River	702072
115	WLF 115	160	2S	23E	29	Kateel River	702073
116	WLF 116	160	2S	23E	29	Kateel River	702074
117	WLF 117	160	2S	23E	28	Kateel River	702075
118	WLF 118	160	2S	23E	28	Kateel River	702076

No.	Claim Name	Acres	Township	Range	Section	Meridian	ADL #
119	WLF 119	160	2S	23E	27	Kateel River	702077
120	WLF 120	160	2S	23E	27	Kateel River	702078
121	WLF 121	160	2S	23E	26	Kateel River	702079
122	WLF 122	160	2S	23E	26	Kateel River	702080
123	WLF 123	160	2S	23E	25	Kateel River	702081
124	WLF 124	160	2S	23E	25	Kateel River	702082
125	WLF 125	160	2S	24E	30	Kateel River	702083
126	WLF 126	160	2S	24E	30	Kateel River	702084
127	WLF 127	160	2S	24E	29	Kateel River	702085
128	WLF 128	160	2S	24E	29	Kateel River	702086
129	WLF 129	160	2S	23E	31	Kateel River	702087
130	WLF 130	160	2S	23E	31	Kateel River	702088
131	WLF 131	160	2S	23E	32	Kateel River	702089
132	WLF 132	160	2S	23E	32	Kateel River	702090
133	WLF 133	160	2S	23E	33	Kateel River	702091
134	WLF 134	160	2S	23E	33	Kateel River	702092
135	WLF 135	160	2S	23E	34	Kateel River	702093
136	WLF 136	160	2S	23E	34	Kateel River	702094
137	WLF 137	160	2S	23E	35	Kateel River	702095
138	WLF 138	160	2S	23E	35	Kateel River	702096
139	WLF 139	160	2S	23E	36	Kateel River	702097
140	WLF 140	160	2S	23E	36	Kateel River	702098
141	WLF 141	160	2S	24E	31	Kateel River	702099
142	WLF 142	160	2S	24E	31	Kateel River	702100
143	WLF 143	160	2S	24E	32	Kateel River	702101
144	WLF 144	160	2S	24E	32	Kateel River	702102
145	WLF 145	160	2S	23E	31	Kateel River	702103
146	WLF 146	160	2S	23E	31	Kateel River	702104
147	WLF 147	160	2S	23E	32	Kateel River	702105
148	WLF 148	160	2S	23E	32	Kateel River	702106
149	WLF 149	160	2S	23E	33	Kateel River	702107
150	WLF 150	160	2S	23E	33	Kateel River	702108
151	WLF 151	160	2S	23E	34	Kateel River	702109
152	WLF 152	160	2S	23E	34	Kateel River	702110
153	WLF 153	160	2S	23E	35	Kateel River	702111
154	WLF 154	160	2S	23E	35	Kateel River	702112
155	WLF 155	160	2S	23E	36	Kateel River	702113
156	WLF 156	160	2S	23E	36	Kateel River	702114
157	WLF 157	160	2S	24E	31	Kateel River	702115
158	WLF 158	160	2S	24E	31	Kateel River	702116
159	WLF 159	160	2S	24E	32	Kateel River	702117
160	WLF 160	160	2S	24E	32	Kateel River	702118

No.	Claim Name	Acres	Township	Range	Section	Meridian	ADL #
161	WLF 161	160	3S	23E	6	Kateel River	702119
162	WLF 162	160	3S	23E	6	Kateel River	702120
163	WLF 163	160	3S	23E	5	Kateel River	702121
164	WLF 164	160	3S	23E	5	Kateel River	702122
165	WLF 165	160	3S	23E	4	Kateel River	702123
166	WLF 166	160	3S	23E	4	Kateel River	702124
167	WLF 167	160	3S	23E	3	Kateel River	702125
168	WLF 168	160	3S	23E	3	Kateel River	702126
169	WLF 169	160	3S	23E	2	Kateel River	702127
170	WLF 170	160	3S	23E	2	Kateel River	702128
171	WLF 171	160	3S	23E	1	Kateel River	702129
172	WLF 172	160	3S	23E	1	Kateel River	702130
173	WLF 173	160	3S	24E	6	Kateel River	702131
174	WLF 174	160	3S	24E	6	Kateel River	702132
175	WLF 175	160	3S	24E	5	Kateel River	702133
176	WLF 176	160	3S	24E	5	Kateel River	702134
177	WLF 177	160	3S	23E	6	Kateel River	702135
178	WLF 178	160	3S	23E	6	Kateel River	702136
179	WLF 179	160	3S	23E	5	Kateel River	702137
180	WLF 180	160	3S	23E	5	Kateel River	702138
181	WLF 181	160	3S	23E	4	Kateel River	702139
182	WLF 182	160	3S	23E	4	Kateel River	702140
183	WLF 183	160	3S	23E	3	Kateel River	702141
184	WLF 184	160	3S	23E	3	Kateel River	702142
185	WLF 185	160	3S	23E	2	Kateel River	702143
186	WLF 186	160	3S	23E	2	Kateel River	702144
187	WLF 187	160	3S	23E	1	Kateel River	702145
188	WLF 188	160	3S	23E	1	Kateel River	702146
189	WLF 189	160	3S	24E	6	Kateel River	702147
190	WLF 190	160	3S	24E	6	Kateel River	702148
191	WLF 191	160	3S	24E	5	Kateel River	702149
192	WLF 192	160	3S	24E	5	Kateel River	702150
193	WLF 193	160	3S	23E	7	Kateel River	702151
194	WLF 194	160	3S	23E	7	Kateel River	702152
195	WLF 195	160	3S	23E	8	Kateel River	702153
196	WLF 196	160	3S	23E	8	Kateel River	702154
197	WLF 197	160	3S	23E	9	Kateel River	702155
198	WLF 198	160	3S	23E	9	Kateel River	702156
199	WLF 199	160	3S	23E	7	Kateel River	702157
200	WLF 200	160	3S	23E	7	Kateel River	702158
201	WLF 201	160	3S	23E	8	Kateel River	702159
202	WLF 202	160	3S	23E	8	Kateel River	702160

SWF CLAIMS

SWIFT PROJECT, ALASKA

All State of Alaska claims located in the Kuskokwim Recording District, Alaska

No.	Claim Name	Acres	Township	Range	Section	Meridian	ADL #
1	SWF 17	160	17N	28W	24	Seward	701801
2	SWF 18	160	17N	28W	24	Seward	701802
3	SWF 19	160	17N	27W	19	Seward	701803
4	SWF 20	160	17N	27W	19	Seward	701804
5	SWF 21	160	17N	27W	20	Seward	701805
6	SWF 22	160	17N	28W	24	Seward	701806
7	SWF 23	160	17N	28W	24	Seward	701807
8	SWF 24	160	17N	27W	19	Seward	701808
9	SWF 25	160	17N	27W	19	Seward	701809
10	SWF 26	160	17N	27W	20	Seward	701810
11	SWF 27	160	17N	27W	20	Seward	701811
12	SWF 28	160	17N	28W	25	Seward	701812
13	SWF 29	160	17N	28W	25	Seward	701813
14	SWF 30	160	17N	27W	30	Seward	701814
15	SWF 31	160	17N	27W	30	Seward	701815
16	SWF 32	160	17N	27W	29	Seward	701816
17	SWF 33	160	17N	27W	29	Seward	701817
18	SWF 34	160	17N	28W	25	Seward	701818
19	SWF 35	160	17N	28W	25	Seward	701819
20	SWF 36	160	17N	27W	30	Seward	701820
21	SWF 37	160	17N	27W	30	Seward	701821
22	SWF 38	160	17N	27W	29	Seward	701822
23	SWF 39	160	17N	27W	29	Seward	701823
24	SWF 40	160	17N	27W	28	Seward	701824
25	SWF 41	160	17N	28W	36	Seward	701825
26	SWF 42	160	17N	28W	36	Seward	701826
27	SWF 43	160	17N	27W	31	Seward	701827
28	SWF 44	160	17N	27W	31	Seward	701828
29	SWF 45	160	17N	27W	32	Seward	701829
30	SWF 46	160	17N	27W	32	Seward	701830
31	SWF 47	160	17N	27W	33	Seward	701831
32	SWF 48	160	17N	27W	33	Seward	701832
33	SWF 49	160	17N	28W	36	Seward	701833
34	SWF 50	160	17N	28W	36	Seward	701834
35	SWF 51	160	17N	27W	31	Seward	701835
36	SWF 52	160	17N	27W	31	Seward	701836
37	SWF 53	160	17N	27W	32	Seward	701837
38	SWF 54	160	17N	27W	32	Seward	701838

No.	Claim Name	Acres	Township	Range	Section	Meridian	ADL #
39	SWF 55	160	17N	27W	33	Seward	701839
40	SWF 56	160	17N	27W	33	Seward	701840
41	SWF 57	160	17N	27W	34	Seward	701841
42	SWF 145	160	16N	27W	19	Seward	701842
43	SWF 146	160	16N	27W	19	Seward	701843
44	SWF 147	160	16N	27W	20	Seward	701844
45	SWF 148	160	16N	27W	20	Seward	701845
46	SWF 149	160	16N	27W	21	Seward	701846
47	SWF 150	160	16N	27W	21	Seward	701847
48	SWF 151	160	16N	27W	22	Seward	701848
49	SWF 155	160	16N	28W	22	Seward	701849
50	SWF 156	160	16N	28W	22	Seward	701850
51	SWF 157	160	16N	28W	23	Seward	701851
52	SWF 158	160	16N	28W	23	Seward	701852
53	SWF 159	160	16N	28W	24	Seward	701853
54	SWF 160	160	16N	28W	24	Seward	701854
55	SWF 161	160	16N	27W	19	Seward	701855
56	SWF 162	160	16N	27W	19	Seward	701856
57	SWF 163	160	16N	27W	20	Seward	701857
58	SWF 164	160	16N	27W	20	Seward	701858
59	SWF 165	160	16N	27W	21	Seward	701859
60	SWF 166	160	16N	27W	21	Seward	701860
61	SWF 167	160	16N	27W	22	Seward	701861
62	SWF 171	160	16N	28W	27	Seward	701862
63	SWF 172	160	16N	28W	27	Seward	701863
64	SWF 173	160	16N	28W	26	Seward	701864
65	SWF 174	160	16N	28W	26	Seward	701865
66	SWF 175	160	16N	28W	25	Seward	701866
67	SWF 176	160	16N	28W	25	Seward	701867
68	SWF 177	160	16N	27W	30	Seward	701868
69	SWF 178	160	16N	27W	30	Seward	701869
70	SWF 179	160	16N	27W	29	Seward	701870
71	SWF 180	160	16N	27W	29	Seward	701871
72	SWF 181	160	16N	27W	28	Seward	701872
73	SWF 182	160	16N	27W	28	Seward	701873
74	SWF 183	160	16N	27W	27	Seward	701874
75	SWF 187	160	16N	28W	27	Seward	701875
76	SWF 188	160	16N	28W	27	Seward	701876
77	SWF 189	160	16N	28W	26	Seward	701877
78	SWF 190	160	16N	28W	26	Seward	701878
79	SWF 191	160	16N	28W	25	Seward	701879
80	SWF 192	160	16N	28W	25	Seward	701880

No.	Claim Name	Acres	Township	Range	Section	Meridian	ADL #
81	SWF 193	160	16N	27W	30	Seward	701881
82	SWF 194	160	16N	27W	30	Seward	701882
83	SWF 195	160	16N	27W	29	Seward	701883
84	SWF 196	160	16N	27W	29	Seward	701884
85	SWF 197	160	16N	27W	28	Seward	701885
86	SWF 198	160	16N	27W	28	Seward	701886
87	SWF 199	160	16N	27W	27	Seward	701887
88	SWF 203	160	16N	28W	34	Seward	701888
89	SWF 204	160	16N	28W	34	Seward	701889
90	SWF 205	160	16N	28W	35	Seward	701890
91	SWF 206	160	16N	28W	35	Seward	701891
92	SWF 207	160	16N	28W	36	Seward	701892
93	SWF 208	160	16N	28W	36	Seward	701893
94	SWF 209	160	16N	27W	31	Seward	701894
95	SWF 210	160	16N	27W	31	Seward	701895
96	SWF 211	160	16N	27W	32	Seward	701896
97	SWF 212	160	16N	27W	32	Seward	701897
98	SWF 213	160	16N	27W	33	Seward	701898
99	SWF 214	160	16N	27W	33	Seward	701899
100	SWF 215	160	16N	27W	34	Seward	701900
101	SWF 219	160	16N	28W	34	Seward	701901
102	SWF 220	160	16N	28W	34	Seward	701902
103	SWF 221	160	16N	28W	35	Seward	701903
104	SWF 222	160	16N	28W	35	Seward	701904
105	SWF 223	160	16N	28W	36	Seward	701905
106	SWF 224	160	16N	28W	36	Seward	701906
107	SWF 225	160	16N	27W	31	Seward	701907
108	SWF 226	160	16N	27W	31	Seward	701908
109	SWF 227	160	16N	27W	32	Seward	701909
110	SWF 228	160	16N	27W	32	Seward	701910
111	SWF 229	160	16N	27W	33	Seward	701911
112	SWF 230	160	16N	27W	33	Seward	701912
113	SWF 231	160	16N	27W	34	Seward	701913

SAL CLAIMS

SALMON BAY PROJECT, ALASKA

All unpatented Federal lode claims located in the Petersburg Recording District, Alaska

No.	Claim Name	Acres	Township	Range	Section	Meridian	AA #
1	SAL 1	20	64S	78E	11	Copper River	92532
2	SAL 2	20	64S	78E	11	Copper River	92533
3	SAL 3	20	64S	78E	10	Copper River	92534
4	SAL 4	20	64S	78E	11	Copper River	92535
5	SAL 5	20	64S	78E	10	Copper River	92536
6	SAL 6	20	64S	78E	11	Copper River	92537
7	SAL 7	20	64S	78E	11	Copper River	92538
8	SAL 8	20	64S	78E	10	Copper River	92539
9	SAL 9	20	64S	78E	11	Copper River	92540
10	SAL 10	20	64S	78E	11	Copper River	92541
11	SAL 11	20	64S	78E	11	Copper River	92542
12	SAL 12	20	64S	78E	10	Copper River	92543
13	SAL 13	20	64S	78E	11	Copper River	92544
14	SAL 14	20	64S	78E	11	Copper River	92545
15	SAL 15	20	64S	78E	11	Copper River	92546
16	SAL 16	20	64S	78E	12	Copper River	92547
17	SAL 17	20	64S	78E	14	Copper River	92548
18	SAL 18	20	64S	78E	13	Copper River	92549
19	SAL 19	20	64S	78E	13	Copper River	92550
20	SAL 20	20	64S	78E	14	Copper River	92551
21	SAL 21	20	64S	78E	13	Copper River	92552
22	SAL 22	20	64S	78E	14	Copper River	92553
23	SAL 23	20	64S	78E	13	Copper River	92554
24	SAL 24	20	64S	78E	13	Copper River	92555
25	SAL 25	20	64S	78E	14	Copper River	92556
26	SAL 26	20	64S	78E	13	Copper River	92557
27	SAL 27	20	64S	78E	13	Copper River	92558
28	SAL 28	20	64S	78E	14	Copper River	92559
29	SAL 29	20	64S	78E	13	Copper River	92560
30	SAL 30	20	64S	78E	13	Copper River	92561
31	SAL 31	20	64S	78E	14	Copper River	92562
32	SAL 32	20	64S	78E	13	Copper River	92563
33	SAL 33	20	64S	78E	13	Copper River	92564
34	SAL 34	20	64S	78E	13	Copper River	92565
35	SAL 35	20	64S	78E	14	Copper River	92566
36	SAL 36	20	64S	78E	14	Copper River	92567
37	SAL 37	20	64S	78E	13	Copper River	92568
38	SAL 38	20	64S	78E	13	Copper River	92569
39	SAL 39	20	64S	78E	13	Copper River	92570
40	SAL 40	20	64S	78E	14	Copper River	92571
41	SAL 41	20	64S	78E	14	Copper River	92572
42	SAL 42	20	64S	78E	13	Copper River	92573
43	SAL 43	20	64S	78E	13	Copper River	92574

No.	Claim Name	Acres	Township	Range	Section	Meridian	AA #
44	SAL 44	20	64S	78E	13	Copper River	92575
45	SAL 45	20	64S	78E	14	Copper River	92576
46	SAL 46	20	64S	78E	14	Copper River	92577
47	SAL 47	20	64S	78E	13	Copper River	92578
48	SAL 48	20	64S	78E	13	Copper River	92579
49	SAL 49	20	64S	78E	13	Copper River	92580
50	SAL 50	20	64S	78E	23	Copper River	92581
51	SAL 51	20	64S	78E	23	Copper River	92582
52	SAL 52	20	64S	78E	24	Copper River	92583
53	SAL 53	20	64S	78E	24	Copper River	92584
54	SAL 54	20	64S	78E	24	Copper River	92585
55	SAL 55	20	64S	78E	23	Copper River	92586
56	SAL 56	20	64S	78E	23	Copper River	92587
57	SAL 57	20	64S	78E	24	Copper River	92588
58	SAL 58	20	64S	78E	24	Copper River	92589
59	SAL 59	20	64S	78E	24	Copper River	92590
60	SAL 60	20	64S	78E	23	Copper River	92591
61	SAL 61	20	64S	78E	23	Copper River	92592
62	SAL 62	20	64S	78E	24	Copper River	92593
63	SAL 63	20	64S	78E	24	Copper River	92594
64	SAL 64	20	64S	78E	24	Copper River	92595
65	SAL 65	20	64S	78E	23	Copper River	92596
66	SAL 66	20	64S	78E	23	Copper River	92597
67	SAL 67	20	64S	78E	24	Copper River	92598
68	SAL 68	20	64S	78E	24	Copper River	92599
69	SAL 69	20	64S	78E	24	Copper River	92600
70	SAL 70	20	64S	78E	25	Copper River	92601
71	SAL 71	20	64S	78E	25	Copper River	92602
72	SAL 72	20	64S	78E	25	Copper River	92603
73	SAL 73	20	64S	79E	30	Copper River	92604
74	SAL 74	20	64S	78E	25	Copper River	92605
75	SAL 75	20	64S	78E	25	Copper River	92606
76	SAL 76	20	64S	78E	25	Copper River	92607
77	SAL 77	20	64S	79E	30	Copper River	92608
78	SAL 78	20	64S	78E	25	Copper River	92609
79	SAL 79	20	64S	78E	25	Copper River	92610
80	SAL 80	20	64S	78E	25	Copper River	92611
81	SAL 81	20	64S	79E	30	Copper River	92612
82	SAL 82	20	64S	78E	25	Copper River	92613
83	SAL 83	20	64S	78E	25	Copper River	92614
84	SAL 84	20	64S	78E	25	Copper River	92615
85	SAL 85	20	64S	79E	30	Copper River	92616
86	SAL 86	20	64S	79E	30	Copper River	92617
87	SAL 87	20	64S	78E	25	Copper River	92618
88	SAL 88	20	64S	78E	25	Copper River	92619
89	SAL 89	20	64S	78E	25	Copper River	92620
90	SAL 90	20	64S	79E	30	Copper River	92621

No.	Claim Name	Acres	Township	Range	Section	Meridian	AA #
91	SAL 91	20	64S	78E	25	Copper River	92622
92	SAL 92	20	64S	78E	25	Copper River	92623
93	SAL 93	20	64S	78E	25	Copper River	92624
94	SAL 94	20	64S	79E	30	Copper River	92625
95	SAL 95	20	64S	78E	25	Copper River	92626
96	SAL 96	20	64S	78E	25	Copper River	92627
97	SAL 97	20	64S	78E	25	Copper River	92628
98	SAL 98	20	64S	79E	30	Copper River	92629
99	SAL 99	20	64S	79E	30	Copper River	92630
100	SAL 100	20	64S	78E	25	Copper River	92631
101	SAL 101	20	64S	78E	25	Copper River	92632
102	SAL 102	20	64S	78E	25	Copper River	92633
103	SAL 103	20	64S	79E	30	Copper River	92634
104	SAL 104	20	64S	79E	31	Copper River	92635
105	SAL 105	20	64S	79E	31	Copper River	92636
106	SAL 106	20	64S	79E	31	Copper River	92637
107	SAL 107	20	64S	79E	31	Copper River	92638
108	SAL 108	20	64S	79E	31	Copper River	92639
109	SAL 109	20	64S	79E	31	Copper River	92640
110	SAL 110	20	64S	79E	31	Copper River	92641
111	SAL 111	20	64S	79E	32	Copper River	92642
112	SAL 112	20	64S	79E	31	Copper River	92643
113	SAL 113	20	64S	79E	31	Copper River	92644
114	SAL 114	20	64S	79E	31	Copper River	92645
115	SAL 115	20	64S	79E	32	Copper River	92646
116	SAL 116	20	64S	79E	31	Copper River	92647
117	SAL 117	20	64S	79E	31	Copper River	92648
118	SAL 118	20	64S	79E	31	Copper River	92649
119	SAL 119	20	64S	79E	32	Copper River	92650
120	SAL 120	20	64S	79E	31	Copper River	92651
121	SAL 121	20	64S	79E	31	Copper River	92652
122	SAL 122	20	64S	79E	31	Copper River	92653
123	SAL 123	20	64S	79E	32	Copper River	92654
124	SAL 124	20	64S	79E	31	Copper River	92655
125	SAL 125	20	64S	79E	31	Copper River	92656
126	SAL 126	20	64S	79E	31	Copper River	92657
127	SAL 127	20	65S	79E	1	Copper River	92658

GB, MC and SR CLAIMS

STONE ROCK BAY PROJECT, ALASKA

All unpatented Federal lode a claims located in the Ketchikan Recording District, Alaska

No.	Claim Name	Acres	Township	Range	Section	Meridian	AA #
1	GB 1	20	81S	90E	21	Copper River	92522
2	GB 2	20	81S	90E	21	Copper River	92523
3	GB 3	20	81S	90E	21	Copper River	92524
4	GB 4	20	81S	90E	21	Copper River	92525
5	GB 5	20	81S	90E	28	Copper River	92526
6	GB 6	20	81S	90E	28	Copper River	92527
7	GB 7	20	81S	90E	28	Copper River	92528
8	GB 8	20	81S	90E	28	Copper River	92529
9	GB 9	20	81S	90E	28	Copper River	92530
10	GB 10	20	81S	90E	28	Copper River	92531
11	MC 1	20	82S	90E	4	Copper River	92483
12	MC 2	20	82S	90E	4	Copper River	92484
13	MC 3	20	82S	90E	4	Copper River	92485
14	MC 4	20	82S	90E	4	Copper River	92486
15	MC 5	20	82S	90E	4	Copper River	92487
16	MC 6	20	82S	90E	4	Copper River	92488
17	MC 7	20	82S	90E	4	Copper River	92489
18	MC 8	20	82S	90E	4	Copper River	92490
19	MC 9	20	82S	90E	4	Copper River	92491
20	MC 10	20	82S	90E	4	Copper River	92492
21	MC 11	20	82S	90E	4	Copper River	92493
22	MC 12	20	82S	90E	4	Copper River	92494
23	MC 13	20	82S	90E	4	Copper River	92495
24	MC 14	20	82S	90E	4	Copper River	92496
25	MC 15	20	82S	90E	4	Copper River	92497
26	SR 1	20	82S	90E	7	Copper River	92498
27	SR 2	20	82S	90E	8	Copper River	92499
28	SR 3	20	82S	90E	7	Copper River	92500
29	SR 4	20	82S	90E	8	Copper River	92501
30	SR 5	20	82S	90E	7	Copper River	92502
31	SR 6	20	82S	90E	8	Copper River	92503
32	SR 7	20	82S	90E	8	Copper River	92504
33	SR 8	20	82S	90E	7	Copper River	92505
34	SR 9	20	82S	90E	8	Copper River	92506
35	SR 10	20	82S	90E	8	Copper River	92507
36	SR 11	20	82S	90E	7	Copper River	92508
37	SR 12	20	82S	90E	8	Copper River	92509
38	SR 13	20	82S	90E	8	Copper River	92510
39	SR 14	20	82S	90E	7	Copper River	92511
40	SR 15	20	82S	90E	8	Copper River	92512
41	SR 16	20	82S	90E	8	Copper River	92513
42	SR 17	20	82S	90E	7	Copper River	92514
43	SR 18	20	82S	90E	8	Copper River	92515
44	SR 19	20	82S	90E	8	Copper River	92516

No.	Claim Name	Acres	Township	Range	Section	Meridian	AA #
45	SR 20	20	82S	90E	7	Copper River	92517
46	SR 21	20	82S	90E	8	Copper River	92518
47	SR 22	20	82S	90E	8	Copper River	92519
48	SR 23	20	82S	90E	17	Copper River	92520
49	SR 24	20	82S	90E	17	Copper River	92521

Location and Access of our Properties

Our Gold Properties are located in the eastern interior region of Alaska. Access to the Tetlin Project claims is available by road and access to public power is available. The Triple Z Project claims are accessible via an ATV trail from the public road. There is no commercial power available.

Our REE Properties are located throughout the State of Alaska. The Salmon Bay and Stone Rock Bay Project claims are located in the southeastern region of the state. Salmon Bay and Stone Rock are accessible only by aircraft or sea. No commercial sources of power are available. The Altana, Spooky and Wolf Project claims are located in the interior region and the Swift Project claims are located in western region of Alaska. The Alatna, Spooky, Wolf and Swift claims are accessible by aircraft only and no commercial sources of power are available.

In general, water rights are acquired on an as-needed basis from the State of Alaska Department of Natural Resources, Division of Mining, Land and Water. Potential water sources include both surface and subsurface waters. Water right applications can be either temporary (seasonal rights) or permanent, such as an operating mine would require. We will obtain water rights as necessary to carry out our exploration programs on our Properties. A temporary water use permit will be required as part of the drilling program envisioned for 2011. Such rights normally take approximately one month to acquire via permit.

Prior to JEX’s acquisition of the Properties, to the Company’s knowledge, the Properties had not been previously explored for minerals.

Fees

The following tables set forth the annual State of Alaska and Federal mining claim rental holding costs for the Company’s Alaska projects. Federal mining claim rents are due and payable in full by August 31 of each year and State of Alaska mining claim rents are due and payable by November 30 of each year.

Gold/Copper Claims:	Triple Z	Tok/Tetlin	Totals
# 160 Acre Claims	4	54	58
# 40 Acre Claims	0	68	68
# 20 Acre Fed claims	0	0	0
Total Acres	640	11461	12,101
State Claim Rents - 160-acre	$560.00	$7,560.00	$8,120
State Claim Rents - 40-acre	$0.00	$2,380.00	$2,380
Fed Claim Rents - 20-acre	$0.00	$0.00	$0

Totals	$560.00	$9,940.00	$10,500.00

REE Claims:	Stone Rock	Swift River	Spooky	Wolf	Alatna	Salmon Bay	Totals
# 160 Acre Claims	0	113	166	202	127	0	608
# 40 Acre Claims	0	0	0	0	0	0	0
# 20 Acre Fed claims	49	0	0	0	0	127	176
Total Acres	980	18080	26560	32320	20320	2540	100,800
State Claim Rents - 160-acre	$0.00	$15,820.00	$23,240.00	$28,280.00	$17,780.00	$0.00	$85,120
State Claim Rents - 40-acre	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0
Fed Claim Rents - 20-acre	$6,860.00	$0.00	$0.00	$0.00	$0.00	$17,780.00	$24,640

Totals	$6,860.00	$15,820.00	$23,240.00	$28,280.00	$17,780.00	$17,780.00	$109,760.00

Acquisition of Other Properties

The Company anticipates from time to time acquiring additional properties in Alaska for exploration. The acquisitions may include leases or similar rights from Alaska Native corporations or may include filing Federal or State of Alaska mining claims by staking claims for exploration and development. Acquiring additional properties will likely result in additional expense to the Company for minimum royalties, minimum rents and annual exploratory work requirements. The Company has entered into a Consulting Agreement with the Chief of the Native Village of Tetlin to assist the Company in acquiring additional properties or other Alaska native lands, as well as facilitating meetings with State of Alaska and Federal officials at a cost of $5,000 per month plus possible bonus payments.

Overriding Royalty Interest

Pursuant to the Amended ORRI Agreement, in consideration of JEX’s assignment of its 50% interest in the Properties to Contango Mining, the Company will convey an overriding royalty interest to JEX which provides that JEX will receive a 3% of 8/8ths overriding royalty interest on all minerals mined from the Properties held by the Company as of the date of the Amended ORRI Agreement.

Item 4.	SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

Contango currently owns all of our outstanding shares of common stock. The following tables set forth the anticipated beneficial ownership of our common stock immediately following the Distribution by (i) those that we expect to be beneficial owners of more than five percent of our outstanding common stock immediately upon the Distribution, (ii) each of our directors and named executive officers, and (iii) all directors and executive officers as a group, in each case based on (A) information available to us concerning ownership of Contango common stock as of October 15, 2010 and (B) the distribution ratio of one share of our common stock for ten shares of the common stock of Contango. Immediately following the Distribution, we estimate that approximately 1.6 million shares of our common stock will be issued and outstanding, based upon the number of shares of common stock of Contango expected to be outstanding as of the record date.

Our 5% Stockholders

Title of Class	Name and Address of Beneficial Owner (1)	Amount of Ownership (2)	Percent of Outstanding Shares
Common Stock	Kenneth R. Peak	308,290	19%

Directors and Executive Officers

Title of Class	Name and Address of Beneficial Owner (1)	Amount of Ownership (2)	Percent of Outstanding Shares
	Directors Who Are Not Employees
Common Stock	Joseph G. Greenberg	11,250	*
Common Stock	Joseph Compofelice	11,250	*
	Executive Officers
Common Stock	Kenneth R. Peak	308,290	19%
Common Stock	Sergio Castro	11,550	*
Common Stock	Yaroslava Makalskaya	11,250	*
	Directors and Executives Combined
Common Stock	All current directors and executive officers as a group persons (5 persons)	353,590	22%

*	Less than 1%.
(1)	Unless otherwise noted, the address of the members of the Board and our executive officers is 3700 Buffalo Speedway, Suite 960, Houston, Texas 70098.
(2)	Beneficial ownership is determined in accordance with the rules of the SEC. Shares of common stock underlying convertible securities, options and warrants that are currently exercisable or exercisable within 60 days of the date of the Distribution are deemed to be outstanding and to be beneficially owned by the person holding such securities, options or warrants for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. To the Company’s knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person’s name.

Item 5.	DIRECTORS AND EXECUTIVE OFFICERS.

The following table sets forth certain information regarding the directors and executive officers of the Company as of October 15, 2010.

Name	Age	Position(s)
Kenneth R. Peak	65	Chairman of the Board, President, Chief Executive Officer and Director
Sergio Castro	41	Vice President, Chief Financial Officer and Secretary
Yaroslava Makalskaya	41	Vice President and Controller
Joseph Compofelice	61	Director
Joseph G. Greenberg	49	Director

Kenneth R. Peak. Mr. Peak has been Chairman of the Board, Chief Executive Officer and a director of the Company since its inception as a wholly-owned subsidiary of Contango. Mr. Peak founded Contango in 1999 and is currently the Chairman and Chief Executive Officer of Contango. Mr. Peak entered the energy industry in 1973 as a commercial banker and held a variety of financial and executive positions in the oil and gas industry prior to founding Contango in 1999. Mr. Peak served as an officer in the U.S. Navy from 1968 to 1971. Mr. Peak received a BS in physics from Ohio University in 1967, and a MBA from Columbia University in 1972. He currently serves as a director of Patterson-UTI Energy, Inc., a provider of onshore contract drilling services to exploration and production companies in North America.

Sergio Castro. Mr. Castro has been Vice President, Chief Financial Officer and Secretary of the Company since its inception. Mr. Castro joined Contango in March 2006 as Treasurer, was appointed Vice President and Treasurer in April 2006 and Chief Financial Officer in June 2010. Prior to joining Contango, Mr. Castro was a Consultant for UHY Advisors TX, LP from 2004 to 2006. From 2001 to 2004, Mr. Castro was a lead credit analyst for Dynegy Inc. From 1997 to 2001, Mr. Castro worked as an auditor for Arthur Andersen LLP, where he specialized in energy companies. Mr. Castro was honorably discharged from the U.S. Navy in 1993 as an E-6, where he served onboard a nuclear powered submarine. Mr. Castro received a BBA in Accounting in 1997 from the University of Houston, graduating summa cum laude. Mr. Castro is a Certified Public Accountant and Certified Fraud Examiner.

Yaroslava Makalskaya. Ms. Makalskaya has been Vice President and Controller of the Company since its inception. Ms. Makalskaya has been Vice President and Controller of Contango since June 2010. Prior to joining Contango, Ms. Makalskaya was a director at the Transaction Services practice of PricewaterhouseCoopers from July 2008 to March 2010, where she assisted clients with IPOs, M&A transactions as well as advised clients with complex accounting and financial reporting issues. From 2001 to June 2008, Ms. Makalskaya was in the audit practice of PricewaterhouseCoopers, and from 1996 to 2001, in the audit practice of Arthur Andersen. Ms. Makalskaya holds a MS degree in economics from Novosibirsk State University in Russia. Ms. Makalskaya is a CPA and has over eighteen years of work experience in accounting and finance, including over thirteen years in public accounting.

Joseph Compofelice. Mr. Compofelice has been a director of the Company since its inception. Mr. Compofelice has served as Managing Director of Houston Capital Advisors, a boutique financial advisory, mergers and acquisitions investment service since January 2004. Mr. Compofelice served as Chairman of the Board of Trico Marine Service, a provider of marine support vessels serving the international natural gas and oil industry, from 2004 to 2010 and as its Chief Executive Officer from 2007 to 2010. Mr. Compofelice was President and Chief Executive Officer of Aquilex Services Corp., a service and equipment provider to the power generation industry, from October 2001 to October 2003. From February 1998 to October 2000 he was Chairman and CEO of CompX International Inc., a provider of components to the office furniture, computer and transportation industries. From March 1994 to May 1998 he was Chief Financial Officer of NL Industries, a chemical producer, Titanium Metals Corporation, a metal producer and Tremont Corp. Mr. Compofelice received his BS at California State University at Los Angeles and his MBA at Pepperdine University.

Joseph G. Greenberg. Mr. Greenberg has been a director of the Company since its inception. Mr. Greenberg is founder and President of Alta Resources, L.L.C., an oil and natural gas exploration company. Prior to founding Alta Resources in 1999, Mr. Greenberg worked as an exploration geologist for Shell Oil Company and Edge Petroleum Company. Mr. Greenberg received a BS in Geology and Geophysics from Yale University in 1983, and a Masters in Geological Sciences from the University of Texas at Austin in 1986. He has over twenty-two years of diversified experience in domestic oil and gas exploration.

The Board of Directors is responsible for managing the Company in accordance with the provisions of the Company’s Bylaws and Certificate of Incorporation and applicable law. The number of directors which constitutes the Board of Directors is established by the Board, subject to a minimum of three and a maximum of seven directors. Except as otherwise provided by the Bylaws for filling vacancies on the Company’s Board of Directors, the Company’s directors are elected at the Company’s annual meeting of stockholders and hold office until their respective successors are elected, or until their earlier resignation or removal. Our executive officers are elected annually by the Board and serve until their successors are duly elected and qualified or until their earlier resignation or removal. There are no family relationships between our directors or executive officers.

The Board of Directors elected Mr. Peak as both Chairman and Chief Executive Officer for a number of reasons. Mr. Peak is the founder of the Company and will own approximately 19% of the Company’s common stock, making him the largest shareholder. Mr. Peak has been an active entrepreneur who founded Contango and built the business into a large successful oil and gas company with a market capitalization of approximately $800 million. However, by combining the position of Chairman and Chief Executive Officer, the Company may lose advantages in having a strong independent Board that is less influenced by the management of the Company.

Item 6.	EXECUTIVE COMPENSATION.

Compensation Discussion and Analysis

Philosophy

The Company is an exploration stage organization without any source of revenue. It has three part-time employees. The Company will not pay any salaries or other benefits to its executive employees for the foreseeable future and until such time as the business of the Company may require cash compensation. The Company intends to implement an equity compensation program for its executive officers that will provide an incentive for such officers to achieve the Company’s business objectives.

Equity Awards

The Company’s equity compensation program for senior executive employees is expected to include two forms of long-term incentives: restricted stock and stock options. Award size and frequency will be based on each executive’s demonstrated level of performance and Company performance over time. All awards shall be made by the Company’s Compensation Committee (“Compensation Committee”) which shall be composed of independent directors of the Company. The Compensation Committee is expected to grant awards to all executives effective on the date of the Distribution and to review award levels annually thereafter. In making individual awards, the Compensation Committee will consider industry practices, the performance of each executive, the performance of the Company, the value of the executive’s previous awards and the Company’s views on executive retention and succession.

2010 Equity Compensation Plan

The Company’s Board of Directors is expected to adopt the Contango ORE, Inc. Equity Compensation Plan (the “Plan”). Under the Plan, the Compensation Committee can grant stock options, restricted stock awards stock appreciation rights or other stock-based awards to employees, consultants or non-employee directors of the Company. Pursuant to the terms of the Plan, 1,000,000 shares of unissued common stock are authorized and reserved for issue under nonqualified stock options, incentive stock options and restricted stock grants. The maximum aggregate number of shares of common stock of the Company with respect to which all grants may be made to any individual is 100,000 shares during any calendar year.

Options may be granted to employees, consultants and non-employee directors. Incentive stock options may be granted only to employees of the Company or its subsidiaries. Non-qualified stock options may be granted to employees, consultants or non-employee directors. The exercise price of the option shall be determined by the Compensation Committee and shall be equal to or greater than the fair market value of a share of the Company’s common stock on the date the option was granted. The Compensation Committee shall determine the term of options granted to participants under the Plan but in any event all options must be exercised no later than the ten years from the issue date. All options may only be exercised while a participant is employed as an employee or providing services as a consultant or non-employee director.

The Company may issue stock awards to employees, consultants and non-employee directors. Restricted stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable period of restriction established by the Compensation Committee and specified in the award agreement granting the restricted stock.

Under the Plan, upon a change of control transaction, the Compensation Committee may take the following actions without the consent of any participant:

•	Determine that outstanding options and stock appreciation rights are fully exercisable, and that restrictions on stock awards or stock units shall lapse;

•	Require that participants surrender their outstanding options in exchange for payment by the Company;

•	Terminate all outstanding unexercised options after giving participants an opportunity to exercise them;

•	Determine that grants that remain outstanding after a change of control shall be converted to similar grants of the surviving corporation.

Under the Plan a “Change in Control” means any of the following events: (i) any person (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) other than Mr. Peak or his affiliates is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of our securities representing twenty-five percent (25%) or more of the combined voting power of our then outstanding securities; (ii) the consummation of a (A) merger or consolidation of the Company where the stockholders of the Company immediately prior to the merger or consolidation will not beneficially own shares entitling the stockholders to more than more than 50% of all votes in the election of directors, (B) a sale or other disposition of all or substantially all of the assets of the Company, or (C) a liquidation or dissolution of the Company, or (iii) directors are elected such that a majority of the members of the Board shall have been members for less than two years.

The Plan provides that no equity securities or options for equity securities may be hedged by executives of the Company.

Equity Award Mechanics

Equity awards are expected to be granted pursuant to the Plan and will be made by the Compensation Committee. Equity awards are expected to typically fall into two categories: annual awards and new hire and promotion awards. New hire and promotion awards are expected to be made on the date of hire or promotion, and annual awards are expected to be made in June. From time to time the Board of Directors may make grants at other times in connection with employee retention or otherwise.

All stock option awards will have a per share exercise price equal to the closing price of our common stock on the grant date. Stock option awards and restricted stock awards vest upon the passage of time. The Compensation Committee has not granted, nor do they intend in the future to grant, equity awards in anticipation of the release of material nonpublic information. Similarly, the Company has not timed, nor does it intend in the future to time, the release of material nonpublic information based upon equity award grant dates.

Deferred Compensation and Retirement Plans

The Company does not have a deferred compensation program, pension benefits, a retirement plan, or any sort of post retirement healthcare plan. Additionally, the Company does not have any potential post-employment payments such as termination or a change in control of the Company.

Perquisites and Other Benefits

The Company will review annually the perquisites that senior executives receive. In general, such perquisites, if any, are limited. The Company’s senior executives are entitled to few benefits, if any, that are not otherwise available to all of its employees.

Regulatory Considerations

It is the Company’s policy to make reasonable efforts to cause executive compensation to be eligible for deductibility under Section 162(m) of the Code. Under Section 162(m), the federal income tax deductibility of compensation paid to the Company’s Chief Executive Officer and to each of its four other most highly compensated executive officers may be limited to the extent that such compensation exceeds $1 million in any one year. Under Section 162(m), the Company may deduct compensation in excess of $1 million if it qualifies as “performance-based compensation”, as defined in Section 162(m).

Employment and Severance Agreements

We have no employment or severance agreement with any executive officer, except with Mr. Peak.

Employment Agreement with Mr. Peak

We expect to enter into a Chairman Agreement (the “Chairman Agreement”) with Mr. Peak prior to the Distribution in conjunction with his appointment as Chairman of the Company. Restricted shares of common stock equal to 1.50% of the aggregate shares of common stock being distributed to the stockholders of Contango will be issued to Mr. Peak as compensation for his services, which will vest over a period of three years, beginning with the one-year anniversary of the date the shares were granted. Mr. Peak will receive no salary or other compensation initially. Mr. Peak’s employment arrangement is for a term of one year, and for month-to-month thereafter, terminable upon 90 days’ written notice, but is reviewed on an annual basis for appropriate changes in salary, benefits or other employment matter. Pursuant to the terms of the Chairman Agreement, Mr. Peak is not permitted to have an ownership interest in any company that competes with the Company.

Compensation of Directors

Directors who are not employees are expected to be compensated initially in the form of Company equity. Effective on the date of Distribution, each outside director will receive restricted shares of common stock equal to .75% of the aggregate shares of common stock being distributed to the stockholders of Contango.

Compensation Review Process for Future Periods

The Compensation Committee will conduct an annual review of each executive officer for purposes of establishing a base salary, bonus or equity awards. The Compensation Committee does not intend to pay executive officers cash compensation unless and until the Company has sufficient cash resources to enable such payment and the business of the Company requires such payment.

Executive Compensation Tables

As of the date of this Registration Statement, no executive or director compensation has been paid by the Company since its inception. Upon the Distribution, the Company plans to issue the following equity awards to its officers:

Name	Grant Type	Shares Granted	Expected Grant Date
Kenneth R. Peak	Restricted Stock	22,500	November 29, 2010
Sergio Castro	Restricted Stock	11,250	November 29, 2010
Yaroslava Makalskaya	Restricted Stock	11,250	November 29, 2010

Item 7.	CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE.

The following is a description of transactions that the Company intends to enter into, and in which any director, executive officer or holder of more than 5% of the Company’s capital stock will have a direct or indirect material interest. All of the transactions disclosed below will be duly authorized by the then-serving Board of Directors.

Immediately before the Distribution, Contango Mining expects to distribute the Properties to Contango, and Contango expects to contribute the Properties and $3.5 million in cash to the Company in exchange for shares of common stock of the Company in an amount equal to one share of common stock for each ten (10) shares of Contango’s common stock outstanding as of October 15, 2010 pursuant to a Contribution Agreement.

The Company has instituted policies and procedures for the review, approval and ratification of “related person” transactions as defined under SEC rules and regulations. Our Audit Committee Charter requires management to inform the Audit Committee of all related person transactions. In order to identify any such transactions, among other measures, the Company requires its directors and officers to complete questionnaires identifying transactions with any company in which the officer or director or their family members may have an interest. In addition, our Code of Ethics requires that the Audit Committee review and approve any related person transaction before it is consummated.

Each Board member other than Mr. Peak is an independent director as defined in Section 5605 of the Nasdaq listing standards.

Item 8.	LEGAL PROCEEDINGS.

As of the date of this Form 10, we are not a party to any legal proceedings and we are not aware of any proceeding contemplated against us.

Item 9.	MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

Market Information

There is no current market for the common stock of the Company.

Holders

As of October 15, 2010, there were 100 shares of our common stock outstanding held solely by Contango.

Dividends

The Company does not intend to declare or pay any dividends and currently intends to retain any available earnings generated by its operations for the development and growth of its business. It does not currently anticipate paying any cash dividends on its outstanding shares of common stock in the foreseeable future. Any future decision to pay dividends on its common stock will be at the discretion of its Board and will depend on its financial condition, results of operations, capital requirements, and other factors the Board may deem relevant.

Item 10.	RECENT SALES OF UNREGISTERED SECURITIES.

On September 1, 2010, the Company was formed as a Delaware corporation and issued 100 shares of its common stock to Contango. We will rely on the provisions of Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), in claiming exemption for the offering, sale and delivery of such securities from registration under the Securities Act. We anticipate issuing restricted shares of our common stock to directors and officers immediately prior to the Distribution equal to 4.5% of the aggregate shares of common stock being distributed to the stockholders of Contango. In connection with the Distribution, the Company anticipates that it will issue approximately 1.5 million shares of its common stock to Contango for distribution to Contango’s shareholders of record on October 15, 2010 and an additional approximately 67,500 shares to the Company’s officers and directors in the form of restricted stock.

Item 11.	DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED.

Authorized and outstanding capital stock

The Company’s authorized capital stock consists of 30,000,000 shares of common stock and 15,000,000 shares of preferred stock. As of October 15, 2010, 100 shares of common stock were outstanding.

Common Stock

Our certificate of incorporation authorizes us to issue 30,000,000 shares of common stock. As of October 15, 2010, 100 shares of common stock were issued and outstanding, all of which are fully paid and non-assessable.

Holders of common stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders and are not entitled to cumulative voting for the election of directors. Upon the liquidation, dissolution or winding up of our business, after payment of all liabilities and payment of preferential amounts to the holders of preferred stock, if any, the shares of common stock are entitled to share equally in our remaining assets. Pursuant to our certificate of incorporation, no stockholder has any preemptive rights to subscribe for our securities. The common stock is not subject to redemption.

We do not intend to declare or pay any cash dividends on our common stock. We currently intend to retain future earnings in excess of preferred stock dividends, if any, for operations and to develop and expand our business. We do not anticipate paying any dividends on our common stock in the foreseeable future. Any future determination with respect to the payment of dividends on the common stock will be at the discretion of the Board and will depend on, among other things, operating results, financial condition and capital requirements, the terms of then-existing indebtedness, general business conditions and other factors the Board deems relevant.

Preferred Stock

Our certificate of incorporation authorizes us to issue 15,000,000 shares of preferred stock, par value $0.01 per share, in one or more series with such voting powers, full or limited, or no voting powers and such designations, preferences and relative participation, optional or other special rights, and the qualifications, limitations or restrictions thereof as shall be stated in the resolutions of the Board providing for their issuance. As of October 15, 2010, there were no shares of preferred stock issued and outstanding.

Stock Options and Warrants

As of October 15, 2010, we had not granted any stock options or warrants to purchase shares of common stock. The Company anticipates issuing restricted shares of common stock to certain officers and directors and to Avalon immediately before the Distribution. See Item 4 – “Security Ownership of Certain Beneficial Owners and Management.”

Item 12.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 145 of the Delaware General Corporation Law (DGCL) permits the Board of Directors of the Company to indemnify any person against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with any threatened, pending or completed action, suit or proceeding in which such person is made a party by reason of his or her being or having been a director, officer, employee or agent of the Company, as the case may be, in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the Securities Act). The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

The Company’s certificate of incorporation and bylaws provide for indemnification of its directors and officers to the fullest extent permitted by law. Article VI of the Company’s bylaws and Article XIII of the Company’s certificate of incorporation provide that the Company shall indemnify directors and officers under certain circumstances for liabilities and expenses incurred by reason of their activities in such capacities. In addition, the Company has insurance policies that provide liability coverage to directors and officers while acting in such capacities and they are also covered by insurance policies indemnifying against certain liabilities, including certain liabilities arising under the Securities Act, which might be incurred by them in such capacities.

Item 13.	FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

The financial statements required to be included in this Registration Statement appear at the end of this Registration Statement beginning on page F-1.

Item 14.	CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

None.

Item 15.	FINANCIAL STATEMENTS AND EXHIBITS.

Index to Financial Statements

See the Index to the Company’s financial statements on page F-1 of this Registration Statement.

Exhibits

Exhibit Number	Description

3.1	Certificate of Incorporation of Contango ORE, Inc.

3.2	Bylaws of Contango ORE, Inc.

4.1	Form of Certificate of Contango ORE, Inc. Common Stock

10.1	Mineral Lease, effective as of July 15, 2008, between the Native Village of Tetlin and Juneau Exploration Company, d/b/a Juneau Mining Company, as amended by Amendment No. 1 to Mineral Lease, effective as of October 1, 2009.

10.2	Chairman Agreement dated as of November 1, 2010, between Contango ORE, Inc. and Kenneth R. Peak

10.3	Form of 2010 Equity Compensation Plan

10.4	Contribution Agreement, dated as of November 1, 2010, between Contango Oil & Gas Company and Contango ORE, Inc.

10.5	Amended and Restated Professional Services Agreement, dated as of November 1, 2010, between Avalon Development Corporation and Contango ORE, Inc.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Company has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: November 12, 2010	CONTANGO ORE, INC.

	By:	/s/ KENNETH R. PEAK
	Name:	Kenneth R. Peak
	Title:	Chief Executive Officer

CONTANGO ORE, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholder of Contango ORE, Inc.:

We have audited the accompanying balance sheet of Contango ORE, Inc. (an exploration stage company) (the “Company”) as of September 24, 2010. This balance sheet is the responsibility of the Company’s management. Our responsibility is to express an opinion on this balance sheet based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Contango ORE, Inc. as of September 24, 2010, in conformity with accounting principles generally accepted in the United States of America.

/s/ UHY LLP

Houston, Texas
September 24, 2010

CONTANGO ORE, INC.

(An Exploration Stage Company)

BALANCE SHEET

SEPTEMBER 24, 2010

September 24, 2010
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$100
Total current assets	100

TOTAL ASSETS	$100

LIABILITIES AND SHAREHOLDER’S EQUITY
SHAREHOLDER’S EQUITY:
Common stock, $0.01 par value, 30,000,000 shares authorized, 100 shares issued and 100 shares outstanding at September 24, 2010	$1
Additional paid-in capital	99
Deficit accumulated during exploration stage	—
Total shareholder’s equity	100

TOTAL LIABILITIES AND SHAREHOLDER’S EQUITY	$100

The accompanying notes are an integral part of this financial statement.

CONTANGO ORE, INC.

(An Exploration Stage Company)

NOTES TO BALANCE SHEET

As of September 24, 2010

1. Organization and Business

The Company is a Houston-based, independent company. The Company was formed on September 1, 2010 as a Delaware corporation for the purpose of engaging in the exploration and prospecting of gold and associated minerals and rare earth elements in the State of Alaska. The Company has no operating history since inception. The Company is a wholly-owned subsidiary of Contango Oil & Gas Company, a Delaware corporation (“Contango”) and is an exploration stage company as defined by Accounting Standards Codification (“ASC”) 915, “Development Stage Entities.” The Company expects to enter into a series of transactions (the “Distribution”) whereby the Company will acquire from Contango certain leasehold interests and mining claims for the conduct of exploration and development of mineral properties in the State of Alaska plus $3.5 million of cash and Contango will distribute the Company’s common stock to Contango’s stockholders. The Company expects the Distribution to be completed by the end of 2010.

The Company’s fiscal year end is June 30.

2. Cash Equivalents.

Cash equivalents are considered to be highly liquid investment grade debt investments having an original maturity of 90 days or less. As of September 24, 2010, the Company had $100 in cash and cash equivalents.

3. Common Stock

The Company’s certificate of incorporation authorizes us to issue 30,000,000 shares of common stock, $0.01, par value. As of September 24, 2010, 100 shares of common stock were issued and outstanding, all of which are fully paid and non-assessable.

Holders of common stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders and are not entitled to cumulative voting for the election of directors. Upon the liquidation, dissolution or winding up of our business, after payment of all liabilities and payment o preferential amounts to the holders of preferred stock, if any, the shares of common stock are entitled to share equally in our remaining assets. Pursuant to our certificate of incorporation, no stockholder has any preemptive rights to subscribe for our securities. The common stock is not subject to redemption.

We do not intend to declare or pay any cash dividends on our common stock. We currently intend to retain future earnings in excess of preferred stock dividends, if any, for operations and to develop and expand our business. We do not anticipate paying any dividends on our common stock in the foreseeable future. Any future determination with respect to the payment of dividends on the common stock will be at the discretion of the Board and will depend on, among other things, operating results, financial condition and capital requirements, the terms of then-existing indebtedness, general business conditions and other factors the Board deems relevant.

CONTANGO ORE, INC.

(An Exploration Stage Company)

NOTES TO BALANCE SHEET—(Continued)

As of September 24, 2010

4. Commitments and Contingencies

Pursuant to the terms of the Distribution, the Company will assume any claims, litigation or disputes pending as of the effective date on any matters arising in connection with ownership of the properties prior to the effective date. The Company is not aware of any legal, environmental or other commitments or contingencies that would have a material effect on the balance sheet.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholder of Contango Mining Company:

We have audited the accompanying balance sheet of Contango Mining Company (an exploration stage company) (the “Company”) as of June 30, 2010 and the related statements of operations and cash flows for the period from October 15, 2009 (date of inception) through June 30, 2010. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Contango Mining Company as of June 30, 2010 and the results of its operations and its cash flows for the period from October 15, 2009 (date of inception) to June 30, 2010, in conformity with accounting principles generally accepted in the United States of America.

/s/ UHY LLP

Houston, Texas
September 24, 2010

CONTANGO MINING COMPANY

(An Exploration Stage Company)

Balance Sheet

June 30, 2010

June 30, 2010
ASSETS
CURRENT ASSETS:
Prepaid expenses	$233,268

Total current assets	233,268

PROPERTY AND EQUIPMENT:
Mineral properties	1,008,886
Accumulated depreciation, depletion and amortization	—

Total property and equipment, net	1,008,886

TOTAL ASSETS	$1,242,154

LIABILITIES AND SHAREHOLDER’S EQUITY
CURRENT LIABILITIES:
Accrued liabilities	$511,156

Total current liabilities	511,156

COMMITMENTS AND CONTINGENCIES (NOTE 4)
SHAREHOLDER’S EQUITY
Capital Stock, 3,000 no-par common shares are authorized, 100 shares issued and outstanding at June 30, 2010	1,833,634
Deficit accumulated during exploration stage	(1,102,636)

SHAREHOLDER’S EQUITY	730,998

TOTAL LIABILITIES AND SHAREHOLDER’S EQUITY	$1,242,154

The accompanying notes are an integral part of these financial statements

CONTANGO MINING COMPANY

(An Exploration Stage Company)

Statement of Operations

Inception (October 15, 2009) to June 30, 2010

Period from Inception (October 15, 2009) to June 30, 2010
EXPENSES:
Delay Rentals	$192,712
Exploration expenses	877,762
Other operating expenses	30,485
General and administrative expense	1,677

Total expenses	1,102,636

NET LOSS	$1,102,636

EARNINGS (LOSS) PER SHARE
Basic and diluted	$(11,026)
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic and diluted	100

The accompanying notes are an integral part of these financial statements

CONTANGO MINING COMPANY

(An Exploration Stage Company)

Statement of Cash Flows

Inception (October 15, 2009) to June 30, 2010

Period from Inception (October 15, 2009) to June 30, 2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(1,102,636)
Adjustments to reconcile net loss to net cash used in operating activities:
Changes in operating assets and liabilities:
Increase in prepaid expenses	(233,268)
Increase in accrued liabilities	511,156

Net cash used in operating activities	(824,748)

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of mineral properties	(1,008,886)

Net cash used in investing activities	(1,008,886)

CASH FLOWS FROM FINANCING ACTIVITIES:
Shareholder’s contributions	1,833,634

Net cash provided by financing activities	1,833,634

NET CHANGE IN CASH AND CASH EQUIVALENTS	—
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	—

CASH AND CASH EQUIVALENTS, END OF PERIOD	$—

The accompanying notes are an integral part of these financial statements

CONTANGO MINING COMPANY

(An Exploration Stage Company)

Statement of Shareholder’s Equity

	Capital Stock		Deficit Accumulated During Exploration	Total Shareholder’s
	Shares	Amount	Stage	Equity
Balance at Inception (October 15, 2009)	—	$—	$—	$—
Shareholder’s contribution	100	1,833,634	—	1,833,634
Net loss for the period	—	—	(1,102,636)	(1,102,636)

Balance at June 30, 2010	100	$1,833,634	$(1,102,636)	$730,998

The accompanying notes are an integral part of these financial statements

CONTANGO MINING COMPANY

(An Exploration Stage Company)

NOTES TO FINANCIAL STATEMENTS

1. Organization and Business

Contango Mining Company (“Contango Mining”) was formed on October 15, 2009 for the purpose of engaging in exploration in the State of Alaska for (i) gold and associated minerals and (ii) rare earth elements. Contango Mining is a wholly-owned subsidiary of Contango Oil & Gas Company, a Delaware corporation (“Contango”) and is an exploration stage company as defined by Accounting Standards Codification (“ASC”) 915, “Development Stage Entities.” Contango Mining expects to enter into a series of transactions (the “Contribution”) whereby the assets and liabilities of Contango Mining will be contributed to Contango ORE, Inc. The Contribution is expected to be completed by the end of 2010.

Contango Mining has a 50% ownership interest in 647,000 acres acquired from the Tetlin Village Council (the “Tetlin Properties”), the council formed by the governing body for the Native Village of Tetlin, an Alaskan Native Tribe. Contango Mining also holds 109,280 acres in unpatented mining claims from the State of Alaska and 3,520 acres in unpatented Federal mining claims, for the exploration of gold deposits and rare earth elements.

Contango Mining purchased its 50% interest in the Tetlin Properties pursuant to a Joint Exploration Agreement dated as of September 29, 2009 for $1 million plus an overriding royalty granted to JEX of 1%. If the Tetlin Properties are placed into commercial production, Contango Mining shall pay a production royalty which varies from 1.5% to 2.5%.

2. Basis for Presentation

The accompanying financial statements for the period ended June 30, 2010 provide the activity of Contango Mining since its inception and have been prepared in conformity with accounting principles generally accepted in the United States of America. They include all the information required and in the opinion of management, include all adjustments considered necessary for a fair presentation. All such adjustments are of a normal recurring nature.

3. Summary of Significant Accounting Policies

Management Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CONTANGO MINING COMPANY

(An Exploration Stage Company)

NOTES TO FINANCIAL STATEMENTS

continued

Cash and Cash Equivalents

We consider all highly liquid financial instruments having maturities of three months or less at the date of purchase to be cash equivalents.

Revenue Recognition

Contango Mining has yet to realize any revenues. Expenses are presented on the accrual basis of accounting.

Property and Equipment

Mineral property interests include interests in the exploration stage mineral properties acquired. The amount capitalized includes costs paid to acquire mineral property interest as well as the costs paid to the State of Alaska to obtain the lease rights. Exploration costs are expensed as incurred. Development costs are expensed as incurred until the Company obtains proven and probable reserves within its commercially minable properties. Costs of abandoned projects are charged to earnings upon abandonment. Properties determined to be impaired are written-down to the estimated fair value. The Company periodically evaluates whether events or changes in circumstances indicate that the carrying value of mineral property interests and related property, plant and equipment may not be recoverable.

The amounts shown as costs incurred include 100% of the costs pertaining to the properties, notwithstanding Contango Mining’s 50% interest in the properties prior to September 15, 2010. In accordance with the Joint Exploration Agreement, Contango Mining was responsible for 100% of expenditures related to these mineral properties. During the period ending June 30, 2010, Contango Mining incurred approximately $2.1 million in costs to acquire and explore mineral properties as follows:

Period Ended June 30, 2010
Acquisition of Mineral Properties	$1,008,886
Exploration costs	1,070,474

Total costs incurred	$2,079,360

4. Commitments and Contingencies

Pursuant to the terms of the Distribution, Contango ORE, Inc. will assume any claims, litigation or disputes pending as of the effective date on any matters arising in connection with ownership of the Properties prior to the effective date. Contango Mining is not aware of any legal, environmental or other commitments or contingencies that would have a material effect on the Statement of Operations.

CONTANGO MINING COMPANY

(An Exploration Stage Company)

NOTES TO FINANCIAL STATEMENTS

continued

5. Subsequent Events

As of September 15, 2010, Contango Mining acquired the remaining 50% of the Tetlin Properties and the State of Alaska and Federal unpatented mining claims, in exchange for a 2% overriding royalty interest (“ORRI”). Contango Mining was previously committed to a 1% ORRI to this third-party. When combined with the production royalty payable on the Tetlin Properties, Contango Mining is now committed to a 3% ORRI to the third party and a 3% to 5% ORRI to the Tetlin Village Council.

CONTANGO MINING COMPANY

(An Exploration Stage Company)

Balance Sheets

(Unaudited)

	September 30, 2010	June 30, 2010
ASSETS
CURRENT ASSETS:
Prepaid expenses	$70,178	$233,268

Total current assets	70,178	233,268

PROPERTY, PLANT AND EQUIPMENT:
Mineral properties	1,008,886	1,008,886
Accumulated depreciation, depletion and amortization	—	—

Total property, plant and equipment, net	1,008,886	1,008,886

TOTAL ASSETS	$1,079,064	$1,242,154

LIABILITIES AND SHAREHOLDER’S EQUITY
CURRENT LIABILITIES:
Accrued liabilities	$62,811	$511,156

Total current liabilities	62,811	511,156

COMMITMENTS AND CONTINGENCIES (NOTE 4)
SHAREHOLDER’S EQUITY:
Capital Stock, 3,000 no-par common shares are authorised, 100 shares issued and outstanding at September 30, 2010 and June 30, 2010	2,981,017	1,833,634
Deficit accumulated during exploration stage	(1,964,764)	(1,102,636)

SHAREHOLDER’S EQUITY	1,016,253	730,998

TOTAL LIABILITIES AND SHAREHOLDER’S EQUITY	$1,079,064	$1,242,154

The accompanying notes are an integral part of these financial statements

CONTANGO MINING COMPANY

(An Exploration Stage Company)

Statements of Operations

(Unaudited)

	Quarter ended September 30, 2010	Period from Inception (October 15, 2009) to September 30, 2010
EXPENSES:
Delay Rentals	$38,524	$216,391
Exploration expenses	729,904	1,607,666
Other operating expenses	53,450	98,780
General and administrative expense	40,250	41,927

Total expenses	862,128	1,964,764

NET LOSS	$862,128	$1,964,764

EARNINGS (LOSS) PER SHARE
Basic and diluted	$(8,621)	$(19,648)
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic and diluted	100	100

The accompanying notes are an integral part of these financial statements

CONTANGO MINING COMPANY

(An Exploration Stage Company)

Statements of Cash Flows

(Unaudited)

	Quarter ended September 30, 2010	Period from Inception (October 15, 2009) to September 30, 2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(862,128)	$(1,964,764)
Adjustments to reconcile net loss to net cash provided by operating activities:
Changes in operating assets and liabilities:
Decrease (increase) in prepaid expenses	163,090	(70,178)
Increase (decrease) in other accrued liabilities	(448,345)	62,811

Net cash used in operating activities	(1,147,383)	(1,972,131)

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of natural gas and oil producing properties	—	(1,008,886)

Net cash used in investing activities	—	(1,008,886)

CASH FLOWS FROM FINANCING ACTIVITIES:
Shareholder’s contributions	1,147,383	2,981,017

Net cash provided by financing activities	1,147,383	2,981,017

NET CHANGE IN CASH AND CASH EQUIVALENTS	—	—
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	—	—

CASH AND CASH EQUIVALENTS, END OF PERIOD	$—	$—

The accompanying notes are an integral part of these financial statements

CONTANGO MINING COMPANY

(An Exploration Stage Company)

Statement of Shareholder’s Equity

(Unaudited)

	Capital Stock		Deficit Accumulated During Exploration	Total Shareholder’s
	Shares	Amount	Stage	Equity
Balance at Inception (October 15, 2009)	—	$—	$—	$—
Shareholder’s contribution	100	1,833,634		1,833,634
Net loss for the period			(1,102,636)	(1,102,636)

Balance at June 30, 2010	100	$1,833,634	$(1,102,636)	$730,998

Shareholder’s contribution	—	1,147,383		1,147,383
Net loss for the period			(862,128)	(862,128)

Balance at September 30, 2010	100	$2,981,017	$(1,964,764)	$1,016,253

The accompanying notes are an integral part of these financial statements

CONTANGO MINING COMPANY

(An Exploration Stage Company)

NOTES TO FINANCIAL STATEMENTS

(Unaudited)

1. Organization and Business

Contango Mining Company (“Contango Mining”) was formed on October 15, 2009 for the purpose of engaging in exploration in the State of Alaska for (i) gold and associated minerals and (ii) rare earth elements. Contango Mining is a wholly-owned subsidiary of Contango Oil & Gas Company, a Delaware corporation (“Contango”) and is an exploration stage company as defined by Accounting Standards Codification (“ASC”) 915, “Development Stage Entities.” Contango Mining expects to enter into a series of transactions (the “Contribution”) whereby the assets and liabilities of Contango Mining will be contributed to Contango ORE, Inc. The Contribution is expected to be completed by the end of 2010.

Contango Mining has a 100% ownership interest in 647,000 acres acquired from the Tetlin Village Council (the “Tetlin Properties”), the council formed by the governing body for the Native Village of Tetlin, an Alaskan Native Tribe. Contango Mining also holds 109,280 acres in unpatented mining claims from the State of Alaska and 3,520 acres in unpatented Federal mining claims, for the exploration of gold deposits and rare earth elements.

Contango Mining purchased a 50% interest in the Tetlin Properties pursuant to a Joint Exploration Agreement dated as of September 29, 2009 for $1 million plus an overriding royalty granted to JEX of 1%. If the Tetlin Properties are placed into commercial production, Contango Mining shall pay a production royalty which varies from 1.5% to 2.5%. On September 15, 2010, Contango Mining acquired the remaining 50% of the Tetlin Properties and the State of Alaska and Federal unpatented mining claims from JEX, in exchange for increasing JEX’s overriding royalty interest (“ORRI”) on the Tetlin Properties and mining properties to 3%.

2. Basis for Presentation

The accompanying unaudited financial statements for the quarter ended September 30, 2010 and for the period from Inception (October 15, 2009) to September 30, 2010 were prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and, in the opinion of management, include all adjustments required for a fair statement of such financial statements in accordance with accounting principles generally accepted in the United States of America. All such adjustments are of a normal recurring nature. Such unaudited financial statements should be read in conjunction with the audited financial statements and notes to the financial statements. The results of operations for the three months ended September 30, 2010 are not necessarily indicative of the results which may be expected for the fiscal year ending June 30, 2011.

3. Summary of Significant Accounting Policies

Management Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CONTANGO MINING COMPANY

(An Exploration Stage Company)

NOTES TO FINANCIAL STATEMENTS—(Continued)

(Unaudited)

Cash and Cash Equivalents

We consider all highly liquid financial instruments having maturities of three months or less at the date of purchase to be cash equivalents.

Revenue Recognition

Contango Mining has yet to realize any revenues. Expenses are presented on the accrual basis of accounting.

Property and Equipment

The amount capitalized includes costs paid to acquire mineral property interest as well as the costs paid to the State of Alaska to obtain the lease rights. Exploration costs are expensed as incurred. Development costs are expensed as incurred until the Company obtains proven and probable reserves within its commercially minable properties. Costs of abandoned projects are charged to earnings upon abandonment. Properties determined to be impaired are written-down to the estimated fair value. The Company periodically evaluates whether events or changes in circumstances indicate that the carrying value of mineral property interests and related property, plant and equipment may not be recoverable.

The amounts shown as costs incurred include 100% of the costs pertaining to the properties, notwithstanding Contango Mining’s 50% interest in the properties prior to September 15, 2010. In accordance with the Joint Exploration Agreement Contango was responsible for 100 % of expenditures related to these mineral properties. During the quarter ended September 30, 2010 we incurred approximately $0.8 million to explore mineral properties. During the period from Inception to September 30, 2010, we incurred approximately $1.0 million to acquire and approximately $1.8 million in costs to explore mineral properties as follows:

	Quarter ended September 30, 2010	Period from Inception (October 15, 2009) to September 30, 2010
	(Unaudited)	(Unaudited)
Acquisition of Mineral Interests	$—	$1,008,886
Exploration costs and delay rentals	768,428	1,824,057

Total costs incurred	$768,428	$2,832,943

On September 15, 2010, Contango Mining acquired the remaining 50% of the Tetlin Properties and the State of Alaska and Federal unpatented mining claims from JEX, in exchange for increasing the ORRI in the Tetlin Properties and mining claims to 3%. Contango Mining was previously committed to a 1% ORRI on the Tetlin Properties. When combined with the production royalty payable on the Tetlin Properties, Contango Mining is now committed to a 3% ORRI to the third party and a 3% to 5% ORRI to the Tetlin Village Council.

Reclassifications

Certain reclassifications have been made to the expenses included in the Statement of Operations for the period from Inception (October 15, 2009) to June 30, 2010 in order to conform with the quarter ended September 30, 2010 presentation. These reclassifications were not material.

CONTANGO MINING COMPANY

(An Exploration Stage Company)

NOTES TO FINANCIAL STATEMENTS—(Continued)

(Unaudited)

4. Commitments and Contingencies

Pursuant to the terms of the Distribution, Contango ORE, Inc. will assume any claims, litigation or disputes pending as of the effective date on any matters arising in connection with ownership of the Properties prior to the effective date. Contango Mining is not aware of any legal, environmental or other commitments or contingencies that would have a material effect on the Company’s financial position or results of operations.